Filed Pursuant to Rule 424(b)(2)
Registration No. 333-162631

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 22, 2010)

TIMBERLINE RESOURCES CORPORATION

5,263,158 Shares of Common Stock

We are offering 5,263,158 shares of our common stock, $0.001 par value.  The shares of common stock will be sold at a negotiated price of $0.95 per share.

Our shares of common stock are traded on the NYSE Amex Equities exchange under the symbol “TLR” and on the TSX Venture Exchange under the symbol “TBR”. On February 25, 2011, the closing price of our common stock on the NYSE Amex Equities was $1.16 per share of common stock and on the TSX Venture Exchange was Cdn.$1.12 per share of common stock. The aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates on February 25, 2011, was approximately $49 million.  We have not issued any securities pursuant to Instruction I.B.6 of Form S-3 during the 12 calendar month period that ends on and includes the date hereof.

Investing in our shares of common stock involves a high degree of risk.  See the sections entitled “Risk Factors” beginning on page S-7 of this prospectus supplement, “Risk Factors and Uncertainties” beginning on page 4 of the accompanying base prospectus, and the risk factors described in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus.

Neither the United States Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus.  Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$0.9500	$5,000,000.100
Placement agent’s fee(1)	$0.0665	$350,000.007
Proceeds to us, before expenses	$0.8835	$4,650,000.093
 __________
(1)	The placement agent will also receive reimbursement of its expenses in an amount equal to 1% of the gross offering proceeds, subject to a cap of $10,000

Sutter Securities Incorporated acted as placement agent in connection with this offering.  The placement agent is not purchasing or selling any of these securities.

We expect that delivery of the securities being offered pursuant to this prospectus supplement will be made on or about March 2, 2011.

Prospective investors should be aware that the acquisition of the shares of common stock may have tax consequences in the United States. This prospectus supplement and the accompanying short form base shelf prospectus may not describe these tax consequences fully.  Investors should read the tax discussion in the accompanying base prospectus under the caption “Certain U.S. Federal Income Tax Consequences.”

Sutter Securities Incorporated

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 25, 2011.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

BASE PROSPECTUS

ABOUT THIS PROSPECTUS	1
SUMMARY	2
RISK FACTORS AND UNCERTAINTIES	4
DOCUMENTS INCORPORATED BY REFERENCE	13
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	14
USE OF PROCEEDS	15
DESCRIPTION OF COMMON SHARES	15
PLAN OF DISTRIBUTION	16
U.S. FEDERAL INCOME TAX CONSEQUENCES	17
INTERESTS OF NAMED EXPERTS AND COUNSEL	20
EXPERTS	20
WHERE YOU CAN FIND MORE INFORMATION	20

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts.  The first part is this prospectus supplement, which describes the specific terms of this offering of shares of common stock and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus.  The second part is the accompanying base prospectus, which gives more general information, some of which may not be applicable to this offering.  To the extent there is a conflict between information contained in this prospectus supplement and information contained in the accompanying base prospectus or any document incorporated by reference herein or therein or the information in each free writing prospectus, if any, the information in this prospectus supplement shall control.

This prospectus supplement relates to a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the “SEC”, utilizing a shelf registration process.  Under this shelf registration process, we may, from time to time, offer and sell any of the securities or any combination of the securities described in the accompanying base prospectus in one or more offerings.  You should read this prospectus supplement, the accompanying base prospectus, the documents incorporated into this prospectus supplement and the accompanying base prospectus and each free writing prospectus, if any.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying base prospectus and each free writing prospectus, if any.  We have not authorized any other person to provide you with additional or different information.  If anyone provides you with additional or different information, you should not rely on it.  We are not making an offer to sell the shares of common stock in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus and each free writing prospectus, if any, is accurate only as of the respective dates of those documents.  Our business, financial condition, results of operations and prospects may have changed since those dates.

The registration statement that contains the accompanying base prospectus (including the exhibits filed with and the information incorporated by reference into the registration statement) contains additional important business and financial information about us and the shares of common stock that is not presented or delivered with this prospectus supplement. That registration statement, including the exhibits filed with the registration statement and the information incorporated by reference into the registration statement, can be read at the SEC’s website, www.sec.gov, or at the SEC office mentioned under the section of this prospectus supplement entitled “Where to Find Additional Information” below.

Unless stated otherwise or the context otherwise requires, references in this prospectus supplement and the accompanying base prospectus to the “Company,” “Timberline,” “we” or “us” includes Timberline Resources Corporation and each of its subsidiaries through which it conducts its business.

Currency and Financial Information

Unless otherwise stated, currency amounts in this prospectus supplement are stated in United States dollars.  References in this prospectus supplement to “$” are to U.S. dollars and references to “Cdn.$” are to Canadian dollars.  The consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying base prospectus, and the selected consolidated financial data derived from those consolidated financial statements included in this prospectus supplement, are presented in U.S. dollars. The financial statements incorporated by reference in this prospectus supplement and the accompanying base prospectus, and the selected consolidated financial data derived therefrom included in this prospectus supplement, have been prepared in accordance with United States Generally Accepted Accounting Principles.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus and the documents incorporated herein and therein by reference contain “forward-looking-statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concern our anticipated results and developments in our operations in future periods, planned exploration and, if warranted, development of its properties, plans related to its business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect,” “is expected,” “anticipates” or “does not anticipate,” “plans,” “estimates” or “intends,” or stating that certain actions, events or results “may,” “could,” “would,” “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

●      risks related to our properties being in the exploration stage;

●     risks related our mineral operations being subject to government regulation;

●     risks related to our ability to obtain additional capital to develop our resources, if any;

●     risks related to mineral exploration and development activities;

●    risks related to mineral estimates;

●     risks related to our insurance coverage for operating risks;

●	risks related to the fluctuation of prices for precious and base metals, such as gold, silver and copper;

●      risks related to the competitive industry of mineral exploration;

●      risks related to our title and rights in our mineral properties;

●      risks related to our limited operating history;

●      risks related the possible dilution of our common stock from additional financing activities;

●      risks related to potential conflicts of interest with our management;

●      risks related to our subsidiaries activities; and

●      risks related to our shares of common stock.

This list is not exhaustive of the factors that may affect our forward-looking statements.  For a more detailed discussion of such risks and other important factors that could cause actual results to differ materially from those in such forward-looking statements please see the section entitled “Risk Factors” beginning on page S-7 of this prospectus supplement and the section entitled “Risk Factors and Uncertainties” beginning on page 4 of the accompanying base prospectus and, to the extent applicable, the “Risk Factors” sections in our annual reports on Form 10-K and our quarterly reports on Form 10-Q as filed with the SEC that are incorporated by reference herein.  Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.  There can be no assurance that these statements will prove to be accurate as actual results and future events could differ materially from those anticipated in the statements. Except as required by law, we assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  Investors should review our subsequent reports filed with the SEC on Forms 10-K, 10-Q and 8-K and any amendments thereto.  We qualify all the forward-looking statements contained in or incorporated by reference into this prospectus supplement or the accompanying base prospectus by the foregoing cautionary statements.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary provides an overview of certain information about Timberline and may not contain all the information that is important to you.  This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus.  You should carefully read this entire prospectus supplement, the accompanying base prospectus and the documents that we incorporate  by reference into this prospectus supplement and the accompanying base prospectus before making a decision about whether to invest in our securities.

Our Company

We were incorporated in the State of Idaho on August 28, 1968 under the name Silver Crystal Mines, Inc., to engage in the business of exploring for precious metal deposits and advancing them toward production.  We ceased exploration activities during the 1990s and became virtually inactive.  In December 2003, a group of investors purchased 80 percent of our issued and outstanding common stock from the then-controlling management team.  In January 2004, we affected a one-for-four reverse split of our issued and outstanding shares of common stock and increased our authorized common stock to 100 million shares of common stock, with a par value of $.001 per share  Unless otherwise indicated, all references herein to shares outstanding and share issuances have been adjusted to give effect to the aforementioned stock split.  On February 2, 2004, our name was changed to Timberline Resources Corporation.  On August 27, 2008, we reincorporated into the State of Delaware pursuant to a merger agreement approved by our shareholders on August 22, 2008.

We commenced our exploration stage in January 2004 with the change in our management.  From January 2004 until March 2006, we were strictly a mineral exploration company.  Beginning with our acquisition of Timberline Drilling Incorporated (formerly, Kettle Drilling Inc., which we refer to herein as “Timberline Drilling”), in March 2006, we advanced a new, aggressive business plan.  Prior to our new business model and the purchase of Timberline Drilling, we had accumulated losses and no reported revenues.

In June 2010, we closed our acquisition of Staccato Gold Resources Ltd., a Canadian-based resource company (which we refer to herein as “Staccato Gold”) that was in the business of acquiring, exploring and developing mineral properties with a focus on gold exploration in the dominant gold producing trends in Nevada.  As a result of this acquisition, we obtained Staccato’s flagship gold exploration project (which we refer to herein as “Lookout Mountain”), and several other projects at various stages of exploration in the Battle Mountain/Eureka gold trend in north-central Nevada, along with Staccato Gold’s wholly owned U.S. subsidiary, BH Minerals USA, Inc.

We currently maintain an administrative office at 101 East Lakeside Ave., Coeur d’Alene, Idaho 83814.  The telephone number of our administrative office is (866) 513-4859 (toll free) or (208) 664-4859.  Timberline also maintains a geological staff office at 1112 River St., Elko, NV 89801.  Timberline Drilling maintains its administrative office at 2775 Howard Street, Suite 2, Coeur d’Alene, Idaho 83815.  Timberline Drilling’s telephone number is (208) 665-7211.  In addition, Timberline Drilling maintains a shop facility in Coeur d’Alene, Idaho and an operational facility in Elko, Nevada.

Our Business

We are a diversified gold company comprised of three complementary business units:  an underground mine in development with upcoming gold production, exploration, and contract drilling services.  Because of the nature of exploration for precious metals, a property’s exploration potential is not known until a significant amount of geologic information has been generated.  As the work progresses, the potential of the property becomes more and more clear.

We have acquired mineral prospects for exploration in Nevada, Montana, and Idaho mainly for target commodities of gold, silver, zinc and copper. The prospects are held by both patented and unpatented mining claims owned directly by us or through legal agreements conveying exploration and development rights to us.  Most of our prospects have had a prior exploration history as is typical in the mineral exploration industry.  Most mineral prospects go through several rounds of exploration before an economic ore body is discovered and prior work often eliminates targets or points to new ones.  Also, prior operators may have explored such mineral prospects under a completely different commodity price structure or technological regime. Mineralization which was uneconomic in the past may be ore grade at current market prices when extracted and processed with modern technology.  As of the date of this prospectus supplement, our primary exploration focus is on the South Eureka property in Nevada, which was acquired as part of the acquisition of Staccato Gold in June 2010.  South Eureka is comprised of several projects included within one of the largest exploration land packages in the Battle Mountain / Eureka Trend – approximately 15,000 acres.  The South Eureka property has identified exploration potential evidenced by historic workings and gold anomalies throughout the district.  Staccato’s flagship Lookout Mountain Gold Project features a defined section of mineralized material within a large scale structural corridor and numerous high-priority targets to test.

We are also nearing production at our Butte Highlands Gold Project, where we have entered into a joint venture agreement with Highland Mining, LLC (which we refer to as “Highland”) to create Butte Highlands JV, LLC (which we refer to as “BHJV”).  Under terms of the joint venture agreement, we will be carried to production by Highland, which will fund all mine development costs.. Both our and Highland’s 50-percent share of costs will be paid out of proceeds from future mine production.

Timberline Drilling provides core drilling services to mining and mineral exploration companies throughout North America, combining state of the art equipment, world-class technical expertise, innovative thinking, and a strong safety record.  Timberline Drilling specializes in underground drilling services in support of active mining operations and advanced exploration projects.  Working primarily with established companies, Timberline Drilling’s business is less cyclical than that of surface drillers at early-stage exploration sites, where supplies, infrastructure, and project funding are less predictable.  Timberline Drilling has a fleet of 24 drill rigs which generated revenues of more than $20.7 million during Timberline’s fiscal year ended September 30, 2010.

Recent Developments

On February 17, 2011, we announced the successful completion of our 2010 exploration program and the receipt of all drill assays at our Lookout Mountain gold project along the Battle Mountain–Eureka Trend of central Nevada.

Highlights from the most recent drilling at Lookout Mountain include:

•
Intervals of significant oxide gold mineralization within the southern mineralization area, indicating potential for mineralization expansion. Holes BHSE-068 and BHSE-070 were drilled as offset holes 150 and 350 feet south, respectively, of Hole BHSE-062, which included an interval of 71.6 metres (235 feet) grading 1.22 g/t (0.036 opt) gold. Due to poor ground conditions, Hole BHSE-070 was abandoned in mineralization.

•
Holes BHSE-075 and BHSE-076 were lost prior to intersecting targeted known flat-lying gold mineralization within a favorable stratigraphic host.  The mineralized intercepts in Hole BHSE-076 indicates the presence of structurally controlled higher-grade gold mineralization associated with the broader low-grade mineralized halo that was targeted.

•
Continued ore-grade intercepts, including Hole number BHSE-076 containing intervals of 2.50 g/t (0.073 opt) gold over 19.8 metres (65 feet) and 1.15 g/t (0.034 opt) gold over 18.3 metres (60 feet) with excellent gold recoveries as shown in the table below.

Significant drill results and gold recoveries include:

Hole ID	From Feet (ft) Metres (m)	To Feet (ft) Metres (m)	Length Feet (ft) Metres (m)	Gold Grade*	Gold Recovery	Comments
BHSE-068	590 ft 179.8 m	680 ft 207.2 m	90 ft 27.4 m	0.019 opt 0.65 g/t	90.7%	Oxide
BHSE-070	210 ft 64.0 m	300 ft 91.4 m	90 ft 27.4 m	0.037 opt 1.27 g/t	92.4%	Oxide
BHSE-071	245 ft 74.7 m	295 ft 89.9 m	50 ft 15.2 m	0.021 opt 0.72 g/t	90.4%	Oxide
BHSE-072	235 ft 71.6 m	280 ft 85.3 m	45 ft 13.7 m	0.019 opt 0.65 g/t	95.1%	Oxide
BHSE-073	800 ft 243.8 m	825 ft 251.4 m	25 ft 7.6 m	0.025 opt 0.87 g/t	55.0%	Sulfide / Oxide
BHSE-076	20 ft 6.1 m	85 ft 25.9 m	65 ft 19.8 m	0.073 opt 2.50 g/t	83.1%	Oxide
BHSE-076	120 ft 36.6 m	180 ft 54.9 m	60 ft 18.3 m	0.034 opt 1.15 g/t	86.5%	Oxide

* Troy ounces per ton (opt) and grams per tonne (g/t)

All data is currently being compiled, cross-sections are being generated, and grade shells are being constructed to enable Mine Development Associates (MDA) of Reno to complete a mineralization estimate at Lookout Mountain.  Timberline expects to release the updated mineralization estimate in early March.

Further Information

Prospective purchasers of shares of common stock should read the description of our company and our business under the heading “Summary – The Company” in the accompanying base prospectus and under the headings “ITEM 1.DESCRIPTION OF BUSINESS” and “ITEM 2. DESCRIPTION OF PROPERTIES” in our Annual Report on Form 10-K for the year ended September 30, 2010, filed with the SEC on December 20, 2010 and incorporated by reference into this prospectus supplement and the accompanying base prospectus.

THE OFFERING

The following is a brief summary of certain terms of this offering and is not intended to be complete. It does not contain all of the information that will be important to a holder of shares of common stock. For a more complete description of our shares of common stock, see the sections entitled “Description of Common Stock” in this prospectus supplement and “Description of Common Shares” in the accompanying base prospectus.

Offering:	5,263,158 shares of common stock.

Amount:	$5,000,000.10

Price to the Public:	$0.95 per share

Common Stock Outstanding Before Offering(1):	55,806,526 shares of common stock

Common Stock Outstanding After Offering(1):	61,069,684 shares of common stock

Placement Agents’ Fee:	We have agreed to pay the placement agent a fee equal to $0.0665 for each share of common stock sold as part of the offering.

Use of Proceeds:
The net proceeds from the sale of the shares of common stock in this offering are estimated to be approximately $4.6 million after deducting the placement agent’s fee and estimated offering expenses.  We intend to use the net proceeds from this offering for exploration of our Lookout Mountain Project in Nevada, exploration and development of other existing or acquired mineral properties, working capital requirements, acquisitions, or for other general corporate purposes.

Risk Factors:
Investing in the shares of common stock involves risks that are described in the “Risk Factors” section beginning on page S-7 of this prospectus supplement, the “Risk Factors and Uncertainties” section beginning on page 4 of the accompanying base prospectus, and the risk factors described in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, as filed with the SEC.

Tax Considerations:
Purchasing, holding and disposing of the shares of common stock may have tax consequences in the United States.  See the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying base prospectus.

Listing Symbol:	Our shares of common stock are traded on the NYSE Amex Equities under the symbol “TLR” and TSX Venture Exchange under the symbol “TBR.”

__________
(1)
These figures do not include 6,072,832 shares of common stock reserved for issuance pursuant to outstanding stock options, which are exercisable at a weighted average price of $0.97 per share, 8,050,375 shares of common stock reserved for issuance pursuant to outstanding warrants, which are exercisable at a weighted average price of $3.00 per share, and debt convertible into 3,333,333 shares of common stock, as at February 25, 2011.

To the extent any options are exercised, new options are issued under our equity incentive plans, or we otherwise issue additional shares of common stock or securities exercisable for or convertible into shares of common stock, there will be further dilution to new investors.  As of the date of this prospectus supplement, there are 1,735,532 shares of common stock available for issuance under our equity incentive plans.

RISK FACTORS

An investment in a mine service and an exploration stage mining company with a short history of operations such as ours involves an unusually high amount of risk, both known and unknown, present and potential, including, but not limited to the risks enumerated below.

Failure to successfully address the risks and uncertainties described below would have a material adverse effect on our business, financial condition and/or results of operations, and the trading price of our common stock may decline and investors may lose all or part of their investment.  We cannot assure you that we will successfully address these risks or other unknown risks that may affect our business.

Estimates of mineralized material are forward-looking statements inherently subject to error. Although resource estimates require a high degree of assurance in the underlying data when the estimates are made, unforeseen events and uncontrollable factors can have significant adverse or positive impacts on the estimates. Actual results will inherently differ from estimates. The unforeseen events and uncontrollable factors include: geologic uncertainties including inherent sample variability, metal price fluctuations, variations in mining and processing parameters, and adverse changes in environmental or mining laws and regulations. The timing and effects of variances from estimated values cannot be accurately predicted.

Risks Associated With Mining and the Exploration Portion of Our Business

All of our properties are in the exploration or development stage. There is no assurance that we can establish the existence of any mineral reserve on any of our properties in commercially exploitable quantities. Until we can do so, we cannot earn any revenues from these properties and if we do not do so we will lose all of the funds that we expend on exploration. If we do not discover any mineral reserve in a commercially exploitable quantity, the exploration component of our business could fail.

We have not established that any of our mineral properties contain any mineral reserve according to recognized reserve guidelines, nor can there be any assurance that we will be able to do so.  A mineral reserve is defined by the Securities and Exchange Commission in its Industry Guide 7 (http://www.sec.gov/divisions/corpfin/forms/industry.htm#secguide7) as that part of a mineral deposit, which could be economically and legally extracted or produced at the time of the reserve determination. The probability of an individual prospect ever having a "reserve" that meets the requirements of the Securities and Exchange Commission's Industry Guide 7 is extremely remote; in all probability our mineral property does not contain any 'reserve' and any funds that we spend on exploration will probably be lost. Even if we do eventually discover a mineral reserve on one or more of our properties, there can be no assurance that they can be developed into producing mines and extract those minerals. Both mineral exploration and development involve a high degree of risk and few properties which are explored are ultimately developed into producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the mineral deposit, the proximity of the mineral deposit to infrastructure such as a smelter, roads and a point for shipping, government regulation and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral deposit unprofitable.

Mineral operations are subject to applicable law and government regulation. Even if we discover a mineral reserve in a commercially exploitable quantity, these laws and regulations could restrict or prohibit the exploitation of that mineral reserve. If we cannot exploit any mineral reserve that we might discover on our properties, our business may fail.

Both mineral exploration and extraction require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters.  Regarding our future ground disturbing activity on federal land, we will be required to obtain a permit from the US Forest Service or the Bureau of Land Management prior to commencing exploration. There can be no assurance that we will be able to obtain or maintain any of the permits required for the continued exploration of our mineral properties or for the construction and operation of a mine on our properties at economically viable costs. If we cannot accomplish these objectives, our business could face difficulty and/or fail.

We believe that we are in compliance with all material laws and regulations that currently apply to our activities but there can be no assurance that we can continue to do so. Current laws and regulations could be amended and we might not be able to comply with them, as amended. Further, there can be no assurance that we will be able to obtain or maintain all permits necessary for our future operations, or that we will be able to obtain them on reasonable terms. To the extent such approvals are required and are not obtained, we may be delayed or prohibited from proceeding with planned exploration or development of our mineral properties.

Environmental hazards unknown to us, which have been caused by previous or existing owners or operators of the properties, may exist on the properties in which we hold an interest.  In past years we have been engaged in exploration in northern Idaho, which is currently the site of a Federal Superfund cleanup project. Although the Company is no longer involved in this or other areas at present, it is possible that environmental cleanup or other environmental restoration procedures could remain to be completed or mandated by law, causing unpredictable and unexpected liabilities to arise.  At the date of this Annual Report, the Company is not aware of any environmental issues or litigation relating to any of its current or former properties.

Future legislation and administrative changes to the mining laws could prevent us from exploring our properties.

New state and U.S. federal laws and regulations, amendments to existing laws and regulations, administrative interpretation of existing laws and regulations, or more stringent enforcement of existing laws and regulations, could have a material adverse impact on our ability to conduct exploration and mining activities.  Any change in the regulatory structure making it more expensive to engage in mining activities could cause us to cease operations.

If we establish the existence of a mineral reserve on any of our properties in a commercially exploitable quantity, we will require additional capital in order to develop the property into a producing mine. If we cannot raise this additional capital, we will not be able to exploit the reserve, and our business could fail.

If we do discover mineral reserves in commercially exploitable quantities on any of our properties, we will be required to expend substantial sums of money to establish the extent of the reserve, develop processes to extract it and develop extraction and processing facilities and infrastructure.  There can be no assurance that a mineral reserve will be large enough to justify commercial operations, nor can there be any assurance that we will be able to raise the funds required for development on a timely basis. If we cannot raise the necessary capital or complete the necessary facilities and infrastructure, our business may fail.

Land reclamation requirements for our properties may be burdensome and expensive.

Although variable depending on location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long term effects of land disturbance.

Reclamation may include requirements to:

●	control dispersion of potentially deleterious effluents; and

●	reasonably re-establish pre-disturbance land forms and vegetation.

In order to carry out reclamation obligations imposed on us in connection with our potential development activities, we must allocate financial resources that might otherwise be spent on further exploration and development programs. We plan to set up a provision for our reclamation obligations on our properties, as appropriate, but this provision may not be adequate. If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected.

Mineral exploration and development is subject to extraordinary operating risks. We do not currently insure against these risks. In the event of a cave-in or similar occurrence, our liability may exceed our resources, which would have an adverse impact on our Company.

Mineral exploration, development and production involve many risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Our operations will be subject to all the hazards and risks inherent in the exploration, development and production of resources, including liability for pollution, cave-ins or similar hazards against which we cannot insure or against which we may elect not to insure. Any such event could result in work stoppages and damage to property, including damage to the environment. We do not currently maintain any insurance coverage against these operating hazards. The payment of any liabilities that arise from any such occurrence would have a material, adverse impact on our Company.

Estimates of mineralized material are subject to evaluation uncertainties that could result in project failure.

Our exploration and future mining operations, if any, are and would be faced with risks associated with being able to accurately predict the quantity and quality of mineralized material within the earth using statistical sampling techniques.  Estimates of any mineralized material on any of our properties would be made using samples obtained from appropriately placed trenches, test pits and underground workings and intelligently designed drilling.  There is an inherent variability of assays between check and duplicate samples taken adjacent to each other and between sampling points that cannot be reasonably eliminated.  Additionally, there also may be unknown geologic details that have not been identified or correctly appreciated at the current level of accumulated knowledge about our properties. This could result in uncertainties that cannot be reasonably eliminated from the process of estimating mineralized material. If these estimates were to prove to be unreliable, we could implement an exploitation plan that may not lead to commercially viable operations in the future.

Mineral prices are subject to dramatic and unpredictable fluctuations.

Other than from our drilling services subsidiaries, we expect to derive revenues, if any, from the eventual extraction and sale of precious and base metals such as gold, silver and copper. The price of those commodities has fluctuated widely in recent years, and is affected by numerous factors beyond our control including international, economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities and increased production due to new extraction developments and improved extraction and production methods. The effect of these factors on the price of base and precious metals, and, therefore, the economic viability of any of our exploration projects, cannot accurately be predicted.

The mining industry is highly competitive and there is no assurance that we will continue to be successful in acquiring mineral claims. If we cannot continue to acquire properties to explore for mineralized material, we may be required to reduce or cease exploration activity and/or operations.

The mineral exploration, development, and production industry is largely un-integrated. We compete with other exploration companies looking for mineral properties and the minerals that can be produced from them. While we compete with other exploration companies in the effort to locate and license mineral properties, we do not compete with them for the removal or sales of mineral products from our properties if we should eventually discover the presence of them in quantities sufficient to make production economically feasible. Readily available markets exist worldwide for the sale of gold and other mineral products. Therefore, we will likely be able to sell any gold or mineral products that we identify and produce.

There are hundreds of public and private companies that are actively engaged in mineral exploration. Furthermore, since the mineral exploration sphere is so diverse and there are virtually no similar exploration companies with a revenue producing drilling subsidiary, it is quite difficult to identify specific primary competitors and make comparisons to our Company.  A representative sample of exploration companies that are similar to our Company in size, financial resources and primary objective include such publicly traded mineral exploration companies as Goldrich Mining Company (GRMC), General Moly, Inc. (GMO), Energold Drilling (EGD), Cabo Drilling (CBE), Klondex Mining (KDX) and Mines Management (MGN).

Many of our competitors have greater financial resources and technical facilities. Accordingly, we will attempt to compete primarily through the knowledge and experience of our management.  This competition could adversely affect our ability to acquire suitable prospects for exploration in the future. Accordingly, there can be no assurance that we will acquire any interest in additional mineral properties that might yield reserves or result in commercial mining operations.

Third parties may challenge our rights to our mineral properties or the agreements that permit us to explore our properties may expire if we fail to timely renew them and pay the required fees.

In connection with the acquisition of our mineral properties, we sometimes conduct only limited reviews of title and related matters, and obtain certain representations regarding ownership.  These limited reviews do not necessarily preclude third parties from challenging our title and, furthermore, our title may be defective.  Consequently, there can be no assurance that we hold good and marketable title to all of our mining concessions and mining claims.  If any of our concessions or claims were challenged, we could incur significant costs and lose valuable time in defending such a challenge.  These costs or an adverse ruling with regards to any challenge of our titles could have a material adverseaffect on our financial position or results of operations.  There can be no assurance that any such disputes or challenges will be resolved in our favor.

We are not aware of challenges to the location or area of any of our mining claims. There is, however, no guarantee that title to the claims will not be challenged or impugned in the future.

Acquisitions and integration issues may expose us to risks.

Our business strategy includes making targeted acquisitions. Any acquisition that we make may be of a significant size, may change the scale of our business and operations, and may expose us to new geographic, political, operating, financial and geological risks. Our success in our acquisition activities depends on our ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition and integrate the acquired operations successfully with our own. Any acquisitions would be accompanied by risks. For example, there may be significant decreases in commodity prices after we have committed to complete the transaction and have established the purchase price or exchange ratio; a potential materialized property may prove to be below expectations; we may have difficulty integrating and assimilating the operations and personnel of any acquired companies, realizing anticipated synergies and maximizing the financial and strategic position of the combined enterprise and maintaining uniform standards, policies and controls across the organization; the integration of the acquired business or assets may disrupt our ongoing business and its relationships with employees, customers, suppliers and contractors; and the acquired business or assets may have unknown liabilities which may be significant. If we choose to use equity securities as consideration for such an acquisition, existing shareholders may suffer dilution. Alternatively, we may choose to finance any such acquisition with our existing resources. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

Joint ventures and other partnerships in relation to our properties may expose us to risks.

We are currently involved in, and may enter into in the future, joint ventures or other partnership arrangements with other parties in relation to the exploration, development and production of certain of the properties in which we have an interest, particularly the Butte Highlands project. Joint ventures can often require unanimous approval of the parties to the joint venture or their representatives for certain fundamental decisions such as an increase or reduction of registered capital, merger, division, dissolution, amendments of constating documents, and the pledge of joint venture assets, which means that each joint venture party may have a veto right with respect to such decisions which could lead to a deadlock in the operations of the joint venture or partnership. Further, we may be unable to exert control over strategic decisions made in respect of such properties. Any failure of such other companies to meet their obligations to us or to third parties, or any disputes with respect to the parties' respective rights and obligations, could have a material adverse effect on the joint ventures or their properties and therefore could have a material adverse effect on our results of operations, financial performance, cash flows and the price of the shares of common stock.

Risks Related To Our Company

We have a limited operating history on which to base an evaluation of our business and prospects.

Although we have been in the business of exploring mineral resource properties since our incorporation in 1968, we were inactive for many years prior to our new management in January 2004. Since January 2004, we have not yet located any mineral reserve. As a result, we have not had any revenues from our exploration division, however we do have a drilling services wholly-owned subsidiary which has generated revenues in past fiscal years and which we expect to generate revenues in the future. In addition, our operating history has been restricted to the acquisition and exploration of our mineral properties and this does not provide a meaningful basis for an evaluation of our prospects if we ever determine that we have a mineral reserve and commence the construction and operation of a mine. Other than through conventional and typical exploration methods and procedures, we have no additional way to evaluate the likelihood of whether our mineral properties contain any mineral reserve or, if they do that they will be operated successfully. We anticipate that we will continue to incur operating costs without realizing any revenues (from exploration) during the period when we are exploring our properties.

During the fiscal year ending September 30, 2010, we (the parent company) had losses of $5,843,114 in connection with the maintenance and exploration of our mineral properties and the operation of our exploration business. We therefore expect to continue to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from mining operations and dispositions of our properties, we will not be able to earn profits or continue operations. At this early stage of our operation, we also expect to face the risks, uncertainties, expenses and difficulties frequently encountered by companies at the start up stage of their business development. We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition. There is no history upon which to base any assumption as to the likelihood that we will prove successful and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

Conflicts of Interest

Certain of our officers and directors may be or become associated with other businesses, including natural resource companies that acquire interests in mineral properties.   Such associations may give rise to conflicts of interest from time to time. Our directors are required by Delaware Corporation law to act honestly and in good faith with a view to our best interests and to disclose any interest, which they may have in any of our projects or opportunities. In general, if a conflict of interest arises at a meeting of the board of directors, any director in a conflict will disclose his interest and abstain from voting on such matter or, if he does vote, his vote will not be counted.

We have not adopted any separate formal corporate policy regarding conflicts of interest; however other corporate governance measures have been adopted, such as creating a directors’ audit committee requiring independent directors.  Additionally, our Code of Ethics does address areas of possible conflicts of interest.  As of the date of filing of this report, we had five independent directors on our board of directors (Jim Moore, Vance Thornsberry, Eric Klepfer, Robert Martinez, and David Poynton).  The Company has formed three committees to ensure our compliance with the requirements of the NYSE Amex.  We established an independent audit committee consisting of three independent directors, all of whom were determined to be “financially literate” and one of whom was designated as the “financial expert”.  We also formed a compensation committee and a corporate governance and nominating committee, both of which are comprised entirely of independent directors.  At this time, we feel that these committees and our Code of Ethics provide sufficient corporate governance for our purposes and will meet the specific requirements of the NYSE Amex.

Dependence on Key Management Employees

The nature of both sides of our business, our ability to continue our exploration and development activities and to develop a competitive edge in the marketplace depends, in large part, on our ability to attract and maintain qualified key management personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to attract and retain such personnel. Our development now and in the future will depend on the efforts of key management figures, such as Randal Hardy, Paul Dircksen, Craig Crowell, or Martin Lanphere. The loss of any of these key people could have a material adverse effect on our business. In this regard, we have attempted to reduce the risk associated with the loss of key personnel and have obtained directors and officers insurance coverage. In addition, we have expanded the provisions of our equity incentive plan so that we can provide incentives for our key personnel.

We may not realize the benefits of the Lookout Mountain and other acquired growth projects.

As part of our strategy, we will continue existing efforts and initiate new efforts to develop gold and other mineral projects.  We have a larger number of such projects as a result of the acquisition of Staccato Gold, including the Lookout Mountain project.  A number of risks and uncertainties are associated with the development of these types of projects, including political, regulatory, design, construction, labor, operating, technical and technological risks and uncertainties relating to capital and other costs and financing risks. The failure to successfully develop any of these initiatives could have a material adverse effect on our financial position and results of operations.

As part of our business model, we pursue a strategy that may cause us to expend significant resources exploring properties that may not become revenue-producing sites, including the Lookout Mountain project.

Part of our business model is to pursue a strategy which includes significant exploration activities, such as proposed exploration at the Lookout Mountain project.  Because of the nature of exploration for precious metals, a property’s exploration potential is not known until a significant amount of geologic information has been generated.  We may spend significant resources exploring the Lookout Mountain project and gathering certain geologic information only to determine that the project is not capable of being a revenue-producing property for us.

If our cash flows prove inadequate to service our debt and provide for our other obligations, we may be required to refinance all or a portion of such existing and future debt at terms that are unfavorable to it.

Our ability to make payments on, and refinance, our debt and other obligations and to fund our operations and capital expenditures will depend on our ability to generate substantial operating cash flow.  If our cash flows prove inadequate to meet our debt service obligations, we may be required to refinance all or a portion of our existing or future debt or to sell assets or to obtain additional financing.  We cannot assure you that any such refinancing or that any such sale of assets or additional financing would be possible on favorable terms, or at all.

We are required to comply with Canadian securities regulations and be subject to additional regulatory scrutiny in Canada.

We are a ‘reporting issuer’ in the provinces of British Columbia and Alberta since completion of the acquisition of Staccato Gold.  As a result, we are subject to increased regulatory scrutiny and costs associated with complying with securities legislation in those provinces.  For example, we are subject to civil liability for misrepresentations in written disclosure and oral statements. Legislation has been enacted in these provinces which creates a right of action for damages against a reporting issuer, its directors and certain of its officers in the event that the reporting issuer or a person with actual, implied or apparent authority to act or speak on behalf of the reporting issuer releases a document or makes a public oral statement that contains a misrepresentation or the reporting issuer fails to make timely disclosure of a material change.  We do not anticipate any particular regulation that would be difficult to comply with.  However, failure to comply with regulations may result in civil awards, fines, penalties and orders that could have an adverse effect on us.

Certain Risks Associated with Operation of Our Wholly Owned Subsidiary, Timberline Drilling, Inc.

Our subsidiary derives all of its revenues from companies in the mining exploration and production industry, a historically cyclical industry.

Our subsidiary derives all its revenues from companies in the mining exploration and production industry, a historically cyclical industry. Any prolonged reduction in the overall level of exploration and development activities, can adversely impact our subsidiary in many ways by negatively affecting:

●	Its revenues, cash flows and profitability;
●	Its ability to maintain or increase our borrowing capacity;
●	Its ability to obtain additional capital to finance our business and make acquisitions, and the cost of that capital;
●	Its ability to retain skilled drilling personnel whom we would need in the event of an upturn in the demand for our services; and
●	the fair market value of its rig fleet.

Timberline Drilling may be unable to attract and retain qualified, skilled employees necessary to operate its business.

Timberline Drilling’s success depends in large part on its ability to attract and retain skilled and qualified personnel. The inability of Timberline Drilling officers and management to hire, train and retain a sufficient number of qualified employees could impair the ability to manage and maintain our business. Drilling and drilling related work requires skilled employees who can perform physically demanding work. Shortages of qualified personnel are occurring in this industry. As a result of the volatility of the drilling industry and the demanding nature of the work, potential employees may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive with ours. If Timberline Drilling should suffer any material loss of personnel to competitors or management is unable to employ additional or replacement personnel with the requisite level of training and experience to adequately operate its equipment, its operations could be materially and adversely affected. With a reduced pool of workers, it is possible that it will have to raise wage rates to attract workers from other fields and to retain its current employees. If Timberline Drilling is not able to increase its service rates to its customers to compensate for wage-rate increases, its profitability and other results of operations may be adversely affected.

Shortages in equipment and supplies could limit Timberline Drilling’s drilling operations and jeopardize its relations with customers.

The materials and supplies Timberline Drilling uses in its drilling operations include fuels to operate our drilling equipment, drilling mud, drill pipe, drill collars, drill bits and cement. Shortages in equipment supplies could limit its drilling operations and jeopardize its relations with customers. Timberline Drilling does not rely on a single source of supply for any of these items. From time to time there have been shortages of drilling equipment and supplies during periods of high demand, which we believe could reoccur. Shortages could result in increased prices for drilling equipment or supplies that Timberline Drilling may be unable to pass on to customers. In addition, during periods of shortages, the delivery times for equipment and supplies can be substantially longer. Any significant delays in its obtaining drilling equipment or supplies could limit drilling operations and jeopardize our relations with customers. In addition, shortages of drilling equipment or supplies could delay and adversely affect Timberline Drilling’s ability to obtain new contracts for its drills, which could negatively impact its revenues and profitability.

The mining services industry is a competitive industry.

Contract drilling is a highly competitive industry, where numerous competitors tender bids for contracts.  Timberline Drilling’s ongoing ability to continue to secure contracts at a profitable level cannot be assured.

Cyclical downturns in the mining industry could negatively impact Timberline Drilling’s business.

The most significant operating risk is the potential downturn in demand for minerals and metals which would directly impact the need for drilling services. To mitigate this risk the Timberline Drilling is exploiting its competitive advantage in underground drilling.

As the mining cycle lengthens and activity levels increase, the requirement for working capital, particularly accounts receivable and inventory, grows. Accounts receivable levels from junior mining companies typically increase. Junior mining companies are heavily dependent on the capital markets and any change in outlook of the mining sector, or lack of success of their exploration activities, can quickly affect their ability to carry on drilling programs. Timberline Drilling manages this risk by closely monitoring accounts receivable aging and the activity of junior mining companies in the capital markets. Deposits and letters of credit are required in some instances.

Levels of inventory increase from increased revenue activity and, potentially, an increase in activity in remote locations. In the event of a sudden downturn Timberline Drilling may be exposed to inventory carrying costs and possible obsolescence. Furthermore it may be difficult and costly to relocate this inventory to other regions. In order to minimize exposure to this risk, Timberline Drilling works closely with its customers to anticipate and plan for scheduled reductions in their drilling programs.

The availability of an adequate workforce cannot be guaranteed and may affect our ability to timely and profitably fulfill our contracts.

From time to time our industry has experienced a shortage of qualified drillers. The industry has gone through downturns that saw many qualified drillers move to other industries. The demand for similar skilled workers in the mining, oil and gas and construction industries also adds to the shortage of qualified people for the drilling services business.

Timberline Drilling has implemented a number of initiatives to retain existing employees and attract new employees, but cannot guarantee that an adequate workforce will be available in the future to meet Timberline Drilling’s needs.

Reliance on key accounts.

Timberline Drilling has a small number of accounts that make up the majority of overall revenue and gross profits. When a contract expires or is terminated there is no guarantee that Timberline Drilling has sufficient replacement contracts. Timberline Drilling continues to work with its existing client base and is actively pursuing new clients in order to minimize exposure in this area.

Fluctuations in business costs may affect the profitability of long term contracts.

Timberline Drilling may enter into long term contracts with customers at fixed prices. Timberline Drilling’s expenses may vary significantly over a contract period due to fluctuations in the cost of labor, and materials and equipment, consequently creating variations in the profitability of these contracts with fixed prices. Timberline Drilling mitigates this risk by anticipating an escalation in costs when bidding on projects or providing for cost escalation in the contract. However, significant price fluctuations without warning could negatively impact Timberline Drilling’s margins.

Extreme weather conditions in certain areas in which Timberline Drilling operates could impact its operations.

Timberline Drilling has operations in the western United States that are subject to extreme weather conditions which can have a significant impact on its operations. In addition, natural and other disasters could have an adverse impact on Timberline Drilling’s operations.

Risks Related to This Offering

Our stock price has been volatile and your investment in our common stock could suffer a decline in value.

Our common stock is traded on the NYSE Amex and the TSX Venture Exchange.  The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include price fluctuations of precious metals, government regulations, disputes regarding mining claims, broad stock market fluctuations and economic conditions in the United States and Canada.

We do not intend to pay any dividends on shares of our common stock in the near future. Consequently, your only opportunity currently to achieve a return on your investment will be if the market price of our shares of common stock appreciates above the price that you pay for our shares of common stock.

We do not currently anticipate declaring and paying dividends to our shareholders in the near future, and any future decision as to the payment of dividends will be at the discretion of our board of directors and will depend upon our earnings, financial position, capital requirements, plans for expansion and such other factors as our board of directors deems relevant.  It is our current intention to apply net earnings, if any, in the foreseeable future to finance the growth and development of our business.

Investors’ interests in our Company will be diluted and investors may suffer dilution in their net book value per share if we issue additional employee/director/consultant options or if we sell additional shares to finance our operations.

We have not generated revenue from exploration since the commencement of our exploration stage in January 2004.  In order to further expand our company and meet our objectives, capital funding above that provided through anticipated revenues of our revenue producing subsidiary, any additional growth and/or expanded exploration activity may need to be financed through sale of and issuance of additional shares, including, but not limited to, raising finances to explore our newly acquired South Eureka property. Furthermore, to finance any acquisition activity, should that activity be properly approved, and depending on the outcome of our exploration programs, we may also need to issue additional shares to finance future acquisitions, growth and/or additional exploration programs of any or all of our projects or to acquire additional properties. We may also in the future grant to some or all of our directors, officers, insiders, and key employees options to purchase our shares of common stock as non-cash incentives. The issuance of any equity securities could, and the issuance of any additional shares will, cause our existing shareholders to experience dilution of their ownership interests.

If we issue additional shares or decide to enter into joint ventures with other parties in order to raise financing through the sale of equity securities, investors' interests in our Company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. As of the date of the filing of this prospectus supplement there are also outstanding 8,050,375 common stock purchase warrants (exercisable into 8,050,375 shares of common stock), options granted that are exercisable into 6,072,832 shares of common stock, and debt convertible into 3,333,333 shares of common stock. If all of these were exercised or converted, these would represent approximately 24% of our issued and outstanding shares. If all of these warrants and options are exercised and the underlying shares are issued, such issuance will cause a reduction in the proportionate ownership and voting power of all other shareholders. The dilution may result in a decline in the market price of our shares.

USE OF PROCEEDS

The net proceeds to us from the sale of the shares of common stock in this offering are estimated to be approximately $4.6 million, based on an offering price of $0.95 per share and the sale of all of the shares offered by this prospectus supplement, and after deducting the placement agent’s fee and estimated offering expenses.

We intend to use the net proceeds from this offering for exploration of our Lookout Mountain Project in Nevada, exploration and development of other existing or acquired mineral properties, working capital requirements, acquisitions, or for other general corporate purposes.

Until such time as the net proceeds of the offering are used as described above, we intend to invest the net proceeds primarily in bank deposits or other substantially similar secure deposits in financial institutions.

The actual amount that we spend in connection with each of the intended uses of proceeds may vary significantly and will depend on a number of factors, including those listed under the heading “Risk Factors” in this prospectus supplement.  Depending on opportunities, economic conditions and the results of the activities described above we may use a portion of the use of proceeds allocated above to invest in property acquisitions or complete other corporate activities designed to achieve our corporate goals.  Estimated costs and the scope of activities cannot be determined at this time.

CONSOLIDATED CAPITALIZATION

Since December 31, 2010, there have been no changes to our share capital, on a consolidated basis.

The following table sets forth our cash and consolidated capitalization as at December 31, 2010 on an actual basis and as adjusted to give effect to the issuance of the maximum number of shares of common stock offered by this prospectus supplement, after deducting the placement agent’s fee and the estimated expenses of the offering payable by us (assuming the application of the net proceeds from this offering as described under the section entitled “Use of Proceeds”).  Consolidated capitalization includes both debt and shareholders’ equity.

The table below should be read in conjunction with our audited annual consolidated financial statements as at and for the year ended September 30, 2010, our unaudited consolidated financial statements as at and for the three months ended December 31, 2010 prepared in accordance with U.S. GAAP, in each case including the notes thereto, and the management’s discussion and analysis thereof, in each case incorporated by reference into this prospectus supplement and the accompanying base prospectus.

	As at December 31, 2010
	Actual (Unaudited)	As Adjusted (Unaudited)
Cash and cash equivalents	$1,955,397	$6,555,397
Total Current Assets	$4,648,675	$9,248,675
Total Current Liabilities	$3,966,521	$3,966,521
Convertible note payable to related party	$5,000,000	$5,000,000
Long-term debt, net of current portion	$611,197	$611,197
Obligations under capital leases, net of current portion	$311,948	$311,948
Asset retirement obligations	$372,593	$372,593
Deferred income taxes	$394,924	$394,924
Shareholders’ equity
Share Capital: Preferred stock, $0.01 par value; 10,000,000 shares authorized, none outstanding Common Stock, $0.001 par value, 100,000,000 shares authorized, 55,795,193 shares issued and outstanding as at December 31, 2010, 61,058,351 issued and outstanding as adjusted(1)	$55,795	$61,058
Additional paid-in capital	$50,025,215	$54,619,952
Accumulated deficit	$(32,884,691)	$(32,884,691)
Accumulated other comprehensive income: Unrealized gain on available-for-sale equity security	$516,200	$516,200
Total Stockholder’s Equity	$17,712,519	$22,312,519
Total Capitalization	$24,403,181	$29,003,181
_______________
(1)
These figures do not include 6,090,308 shares of common stock reserved for issuance pursuant to outstanding stock options, which are exercisable at a weighted average price of $0.97 per share, 8,050,375 shares of common stock reserved for issuance pursuant to outstanding warrants, which are exercisable at a weighted average price of $3.00 per share, and debt convertible into 3,333,333 shares of common stock, as at December 31, 2010.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected financial data in the table below has been selected in part, from our consolidated financial statements, which have been prepared in accordance with United States Generally Accepted Accounting Principles.  The selected consolidated financial data is not intended to replace the consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2010 or in our Quarterly Report on Form 10-Q for the quarter-ended December 31, 2010 which are incorporated by reference herein.

Balance Sheet Data

($US)	As at September 30,					As at
						December 31,
	2006	2007	2008	2009	2010	2009	2010
						(unaudited)	(unaudited)

Working capital (deficit)	(915,823)	3,163,489	78,354	169,452	2,826,737	(2,492,140)	682,154
Current assets	2,991,197	10,138,016	7,890,133	4,090,708	7,526,522	6,059,117	4,648,675
Total assets	10,594,702	22,010,943	20,369,787	14,024,227	31,268,529	15,937,435	28,369,702
Current liabilities	3,907,020	6,974,527	7,811,779	3,921,256	4,699,785	8,551,257	3,966,521
Long term obligations	1,223,596	1,218,950	9,007,601	6,033,186	7,133,874	562,677	6,690,662
Total liabilities	5,130,616	8,193,477	16,819,380	9,954,442	11,833,659	9,113,934	10,657,183
Redeemable preferred stock	2,000,000	1,880,000	-	-	-	-	-
Cash dividends	-	-	-	-	-	-	-
per common share
Stockholders’ equity (deficit)	3,464,086	11,937,466	3,550,407	4,069,785	19,434,870	6,823,501	17,712,519

Statement of Operations Data

($US)	Year ended September 30,					Three months ended
						December 31,
	2006	2007	2008	2009	2010	2009	2010
						(unaudited)	(unaudited)
Operating Revenue from continuing operations	4,974,309	15,440,806	22,660,556	13,242,093	20,733,337	3,253,881	5,561,736
Loss from continuing operations	(1,689,313)	(3,158,404)	(17,457,974)	(7,129,496)	(4,133,176)	(839,038)	(1,888,905)
Loss from continuing operations per common share	(0.17)	(0.16)	(0.64)	(0.21)	(0.09)	(0.02)	(0.04)

We commenced our exploration stage in January 2004 with the change in the management of the Company.  From January 2004 until March 2006, we were strictly a mineral exploration company.  Beginning with new management appointments and our acquisition of Timberline Drilling, a drilling services company, in March 2006, we advanced a new, aggressive business plan.  Prior to our new business model, the addition of new management, and the purchase of Timberline Drilling, the Company had no reported revenues and accumulated losses.

DIVIDEND POLICY

As of the date of this prospectus supplement, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our exploration activities.

DESCRIPTION OF COMMON STOCK

Common Stock

We are authorized to issue 100,000,000 shares of our common stock of which, as of February 25, 2011, 55,806,526 are issued and outstanding.  Our shares of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law the holders of shares of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy. Holders of shares of our common stock representing a majority of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares of common stock is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our Board of Directors from funds available therefor.

Upon liquidation, dissolution or winding up, the holders of our shares of common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of shares of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of shares of our common stock have no pre-emptive rights or conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock of which, as of February 25, 2011, none were issued and outstanding.  The preferred stock may be divided into and issued in series.  Our Board of Directors is authorized to divide the authorized shares of preferred stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes.  Our Board of Directors is authorized, within the limitations prescribed by law and its Certificate of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock.

We refer you to our Certificate of Incorporation, Bylaws and the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of our securities.

PLAN OF DISTRIBUTION

Pursuant to General Instruction I.B.6. of Form S-3, we are permitted to utilize the registration statement of which this prospectus supplement and the accompanying base prospectus form a part to sell a maximum amount of securities equal to one-third of the aggregate market value of our outstanding voting and non-voting common equity held by our non-affiliates in any 12-month period.  We may, from time to time, offer the securities registered on the registration statement up to this maximum amount.

We are offering the shares of common stock shown on the cover page of this prospectus supplement through a placement agent.  Subject to the terms and conditions of a placement agency agreement, dated February 16, 2011, Sutter Securities Incorporated has agreed to act as our placement agent in connection with this offering. The placement agent is not purchasing or selling any of the shares of common stock offered by this prospectus supplement or the accompanying base prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of the shares of common stock, but it has agreed to use reasonable best efforts to arrange for the sale of all of the shares of common stock offered.

The shares of common stock will not be offered to residents of Canada.

We will enter into a securities purchase agreement directly with investors in connection with this offering, and we will only sell to investors who have entered into securities purchase agreements.

Confirmations and definitive prospectuses will be distributed to all investors who agree to purchase shares of common stock in this offering, informing investors of the closing date as to such shares. We currently anticipate that closing of the sale of the shares of common stock we are offering will take place on or about March 2, 2011.  Investors will also be informed of the date and manner in which they must transmit the purchase price for their shares of common stock purchased.

On the scheduled closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price for the shares of common stock we sell;

•	we will deliver to each of the investors, through the Deposit Withdrawal Agent Commission system, the shares of common stock being purchased; and

•	the placement agent will receive the placement agent’s fee in accordance with the terms of the placement agency agreement.

Pursuant to the placement agency agreement, we have agreed to pay the placement agent an aggregate fee equal to 7% of the aggregate gross proceeds raised in connection with the offering. The following table shows the per share and total fees we will pay to the placement agent in connection with the sale of the shares of common stock offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the shares of common stock offered hereby.

Per share placement agent fee	$0.0665
Total placement agent fees	$350,000.007

Subject to compliance with FINRA Rule 5110(f)(2)(D), we have also agreed to reimburse the placement agent’s out-of-pocket accountable expenses actually incurred by the placement agent or persons associated with the placement agent (with supporting invoices/receipts) up to a maximum of 1% of the aggregate gross proceeds raised in the placement, but in no event more than $10,000.  Such reimbursement shall be payable immediately upon (but only in the event of) the closing of this offering.

We estimate that our share of the total expenses of the offering, excluding the placement agent’s fees, will be approximately $50,000, which includes $10,000 in reimbursable expenses paid to the placement agent.

We will not provide any member of FINRA, or any independent broker-dealer with placement agent compensation in excess of 8% of the initial gross proceeds from the placement or sale by such FINRA member or independent broker-dealer of any securities being offered hereby.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the placement agency agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

It is anticipated that we will arrange for an instant deposit of the shares of common stock to or for the account of the purchaser through the book-entry facilities of DTC on the closing date of this offering. No certificate evidencing the shares of common stock will be issued to the purchaser, except in limited circumstances, and registration will be made in the depositary services of DTC. The purchaser will receive only a customer confirmation from the placement agent or other registered dealer who is a DTC participant and from or through whom a beneficial interest in the shares of common stock is purchased.

The placement agency agreement and the securities purchase agreement will be filed as an exhibit to our Report on Form 8-K that we will file with the SEC on or about February 28, 2011. See “Where You Can Find More Information” on page S-20 of this prospectus supplement.

LEGAL MATTERS

Certain United States legal matters will be passed upon for us by Dorsey & Whitney LLP, Denver, Colorado.  Certain United States legal matters will be passed upon for the placement agent by Weinstein Smith LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of, and for the years ended, September 30, 2010 and 2009, have been incorporated by reference into this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus, in reliance upon the report of DeCoria, Maichel & Teague P.S., independent registered public accounting firm, given upon the authority of that firm as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information it files with the SEC.  This means that we can disclose important information to you by referring you to those documents.  Any information we reference in this manner is considered part of this prospectus supplement.  Information we file with the SEC after the date of this prospectus supplement but before the end of the offering of the shares of common stock made by this prospectus supplement will automatically update and, to the extent inconsistent, supersede the information contained in this prospectus supplement.

We incorporate by reference the documents listed below and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”) (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K) after the date of this prospectus supplement but before the end of the offering of the shares of common stock made by this prospectus supplement:

(a)
our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, as filed on December 20, 2010, which report contains our audited financial statements and the notes thereto as at September 30, 2010 and 2009 and for the two years ended September 30, 2010, together with the auditors’ report thereon;

(b)
our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2010, as filed on February 11, 2011, which report contains our unaudited financial statements and the notes thereto as at December 31, 2010 and for the three month periods ended December 31, 2010 and 2009;

(c)	our Definitive Proxy Statement on Schedule 14A, as filed on January 25, 2011, in connection with our March 21, 2011 annual general meeting of stockholders, as filed on January 25, 2011;

(d)
the description of our common stock, $0.001 par value per share, which is contained in our Registration Statement on Form 8-A, filed on May 8, 2008, which incorporates by reference the description of our securities contained in our Registration Statement on Form 10-SB, filed with the Securities and Exchange Commission on September 29, 2005 (File No. 000-51549); and

(e)
all other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus supplement but before the end of the offering of the securities made by this prospectus supplement and the accompanying base prospectus.

We will furnish without charge to any person, upon written or oral request, a copy of any or all of the above documents, other than exhibits to documents that are not specifically incorporated by reference into those documents.  You should direct any requests for documents to:

Timberline Resources Corporation
101 East Lakeside Avenue
Coeur d’Alene, Idaho 83814
Attention:  Craig Crowell
Corporate Secretary
(208) 664-4859

The information relating to us contained in this prospectus supplement and the accompanying base prospectus is not comprehensive and should be read together with the information contained in the documents incorporated by reference.  Descriptions contained in the documents incorporated by reference as to the contents of any contract or other document may not be complete.  You should refer to the copy of that contract or other document filed as an exhibit to our filings.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act in connection with this offering.  This prospectus supplement and the accompanying base prospectus are part of the registration statement.  This prospectus supplement and the accompanying base prospectus do not contain all of the information contained in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC.  For further information about us and our securities you are encouraged to refer to the registration statement and the exhibits that are incorporated by reference into it.  Each statement made in this prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified by reference to that exhibit for a complete statement of its provisions.  Except for documents specifically incorporated by reference into this prospectus supplement, the information on the SEC’s website is not part of this prospectus supplement or the accompanying base prospectus, and any references to the SEC’s website or any other website are inactive textual references only.

We are subject to the informational requirements of the Exchange Act, and, accordingly, we file annual and other reports and other information with the SEC.  The reports and other information we file with the SEC in accordance with the Exchange Act can be read and copied, at prescribed rates, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available electronically from the SEC’s Electronic Document Gathering and Retrieval System (EDGAR) at www.sec.gov, as well as from commercial document retrieval services.

PROSPECTUS

TIMBERLINE RESOURCES CORPORATION

$30,000,000 Shares of Common Stock

Timberline Resources Corporation may offer and sell, from time to time, up to $30,000,000 aggregate initial offering price of our shares of common stock, par value $0.001 (which we refer to as “Common Shares”) in one or more transactions under this prospectus (which we refer to as the “Prospectus”).

This Prospectus provides you with a general description of the Common Shares that we may offer. Each time we offer Common Shares, we will provide you with a prospectus supplement (which we refer to as a “Prospectus Supplement”) that describes specific information about the particular Common Shares being offered and may add, update or change information contained in this Prospectus. You should read both this Prospectus and any Prospectus Supplement, together with any additional information which is incorporated by reference herein or therein.  This Prospectus may not be used to offer or sell securities without the Prospectus Supplement which includes a description of the method and terms of that offering.

We may sell the Common Shares on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which we will provide to you each time we offer Common Shares, will set forth the names of any underwriters, dealers or agents involved in the sale of the Common Shares, and any applicable fee, commission or discount arrangements with them.  For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this Prospectus.

Our shares of common stock are traded on the NYSE Amex under the symbol “TLR.”  On February 22, 2010, the last reported sale price of shares of common stock on the NYSE Amex was $1.04 per share of common stock.  The aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates on February 22, 2010 was approximately $35 million. We have not issued any securities pursuant to Instruction I.B.6 of Form S-3 during the 12 calendar month period that ends on and includes the date hereof.

Investing in the Common Shares involves risks.  See “Risk Factors and Uncertainties” on page 4.

These securities have not been approved or disapproved by the U.S. Securities and Exchange Commission (“SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus.   Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS FEBRUARY 22, 2010.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	3
SUMMARY	4
RISK FACTORS AND UNCERTAINTIES	6
DOCUMENTS INCORPORATED BY REFERENCE	15
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	16
USE OF PROCEEDS	17
DESCRIPTION OF COMMON SHARES	17
PLAN OF DISTRIBUTION	18
U.S. FEDERAL INCOME TAX CONSEQUENCES	19
INTERESTS OF NAMED EXPERTS AND COUNSEL	22
TRANSFER AGENT AND REGISTRAR	22
LEGAL MATTERS	22
EXPERTS	22
WHERE YOU CAN FIND MORE INFORMATION	23

ABOUT THIS PROSPECTUS

This Prospectus is a part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process.  Under this shelf registration process, we may sell the Common Shares described in this Prospectus in one or more offerings up to a total dollar amount of initial aggregate offering price of $30,000,000. This Prospectus provides you with a general description of the Common Shares that we may offer. The specific terms of the Common Shares in respect of which this Prospectus is being delivered will be set forth in a Prospectus Supplement and may include, where applicable the number of Common Shares offered, the offering price and any other specific terms of the offering.  A Prospectus Supplement may include specific variable terms pertaining to the Common Shares that are not within the alternatives and parameters set forth in this Prospectus.

In connection with any offering of the Common Shares (unless otherwise specified in a Prospectus Supplement), the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the Common Shares offered at a higher level than that which might exist in the open market.  Such transactions, if commenced, may be interrupted or discontinued at any time.  See “Plan of Distribution”.

Please carefully read both this Prospectus and any Prospectus Supplement together with the documents incorporated herein by reference under “Documents Incorporated by Reference” and the additional information described below under “Where You Can Find More Information.”

Owning securities may subject you to tax consequences in the United States.  This Prospectus or any applicable Prospectus Supplement may not describe these tax consequences fully.  You should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.

References in this Prospectus to “$” are to United States dollars. Canadian dollars are indicated by the symbol “Cdn$”.

You should rely only on the information contained in this Prospectus.  We have not authorized anyone to provide you with information different from that contained in this Prospectus.  The distribution or possession of this Prospectus in or from certain jurisdictions may be restricted by law.  This Prospectus is not an offer to sell the Common Shares and is not soliciting an offer to buy the Common Shares in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.  The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Common Shares.  Our business, financial condition, results of operations and prospects may have changed since that date.

In this Prospectus and in any Prospectus Supplement, unless the context otherwise requires, references to “Timberline,” the “Company,” “we,” “us,” or “our” refers to Timberline Resources Corporation and/or its wholly owned subsidiary, Timberline Drilling Incorporated.

SUMMARY

The Company

We were incorporated in the State of Idaho on August 28, 1968 under the name Silver Crystal Mines, Inc., to engage in the business of exploring for precious metal deposits and advancing them toward production.  We ceased exploration activities during the 1990s and became virtually inactive.  In December 2003, a group of investors purchased 80 percent of the issued and outstanding common stock from the then-controlling management team.  In January 2004, we affected a one-for-four reverse split of our issued and outstanding shares of common stock and increased our authorized common stock to 100 million with a par value of $.001.  Unless otherwise indicated, all references herein to shares outstanding and share issuances have been adjusted to give effect to the aforementioned stock split.  On February 2, 2004, our name was changed to Timberline Resources Corporation.  On August 27, 2008, we reincorporated into the State of Delaware pursuant to a merger agreement approved by our shareholders on August 22, 2008.

We commenced our exploration stage in January 2004 with the change in our management.  From January 2004 until March 2006, we were strictly a mineral exploration company.  Beginning with the management appointments of John Swallow and Paul Dircksen and our acquisition of Timberline Drilling Incorporated (formerly, Kettle Drilling Inc., which we refer to herein as “Timberline Drilling”), in March 2006, we advanced a new, aggressive business plan.  Prior to our new business model, the addition of new management, and the purchase of Timberline Drilling, we had accumulated losses and no reported revenues.

In March 2006, we acquired Kettle Drilling, Inc., which in September 2008 changed its name to Timberline Drilling Incorporated.  Timberline Drilling provides core drilling services to mining and mineral exploration companies throughout North America, combining state of the art equipment, world-class technical expertise, innovative thinking, and a strong safety record.  Timberline Drilling specializes in underground drilling services in support of active mining operations and advanced exploration projects.  Working primarily with established companies, its business is less cyclical than that of surface drillers at early-stage exploration sites, where supplies, infrastructure, and project funding are less predictable.

In July 2007, we closed our purchase of the Butte Highlands Gold Project.  In October 2008, we announced that we had agreed to form a 50/50 joint venture with Small Mine Development (which we refer to herein as “SMD”) at the Butte Highlands project. On July 22, 2009, we entered into an Operating Agreement with Highland Mining, LLC (which we refer to herein as “Highland”), an affiliate of SMD, to form a 50/50 joint venture under the name Butte Highlands JV, LLC (which we refer to herein as “BHJV”) for development and mining of our Butte Highlands Gold Project.  Under the terms of the operating agreement, we contributed our Butte Highlands property to BHJV for a deemed value of $2 million, and Highland will contribute property and fund all future mine development costs.  Both our and Highland’s share of costs will be paid out of proceeds from future mine production.

Ron Guill, a director of the Company and an owner of Highland, will be the manager of BHJV until such time as all mine development costs less $2 million are distributed to Highland.  At that time, a management committee will be formed with equal representation from Highland and us.  Under the terms of the Operating Agreement, Highland will have preferential rights with respect to distributions until the investment by us is deemed equal to the investment by Highland.  The specific terms of the preference rights and other governance terms are a part of the Operating Agreement.

Timberline Drilling’s long-term strategies of expansion, drill fleet modernization, and underground focus have resulted in revenue growth.  Timberline Drilling, along with its wholly-owned Mexican subsidiary, World Wide Exploration, S.A. de C.V. (which we refer to herein as World Wide or WWE), had a combined fleet of 22 drill rigs which generated revenues of more than $17.5 million for the 2009 fiscal year.

We have taken the complementary businesses of mine development, contract mining, drilling and mineral exploration and combined them into a unique, forward-thinking investment vehicle.  Our business model provides investors exposure to both the “picks and shovels” and “blue sky” aspects of the mining industry.  The “picks and shovels” aspect of our business includes the mining services provided by Timberline Drilling.  We use the term “blue sky” to mean the potential of our exploration properties.  Because of the nature of exploration for precious metals, a property’s exploration potential is not known until a significant amount of geologic information has been generated.  As the work progresses, the potential of the property becomes more and more clear.  If the exploration results are favorable, the value of the property may increase significantly, and the term “blue sky” refers to the upside potential of that value.

Our business model offers the opportunity to participate both the “picks and shovels” and “blue sky” aspects of the business—we can participate in the surging markets for precious and base metal mining without the degree of risk inherent to mine operation and/or sole reliance on speculative early-stage drill-plays.

Our shares of common stock began trading on the NYSE Amex on May 12, 2008.  On February 13, 2009 we received a notice from the NYSE Amex indicating that we were not in compliance with the continued listing requirements of NYSE Amex.  On May 4, 2009, we received notice from NYSE Amex that NYSE Amex had accepted our plan of compliance and will continue listing our shares of common stock on NYSE Amex, subject to certain conditions.  Timberline meets the continued listing standards of the NYSE Amex, including the minimum stockholders’ equity requirements as of December 31, 2009; however the Company must remain in compliance for at least one additional fiscal quarter until the NYSE Amex will deem that the Company has regained compliance with the NYSE Amex’s continued listing standards and the compliance period will end.  Until we regain compliance, we remain subject to periodic review by NYSE Amex.

The Securities Offered under this Prospectus

We may offer the Common Shares, with a total value of up to $30,000,000 from time to time under this Prospectus, together with any applicable Prospectus Supplement and related free writing prospectus, at prices and on terms to be determined by market conditions at the time of offering.  This Prospectus provides you with a general description of the Common Shares we may offer.  Each time we offer Common Shares, we will provide a Prospectus Supplement that will describe the specific amounts, prices and other important terms of the Common Shares including, to the extent applicable:

•           aggregate offering price;
•           voting or other rights; and
•           important United States federal income tax considerations.

A Prospectus Supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this Prospectus or in documents we have incorporated by reference.  However, no Prospectus Supplement or free writing prospectus will offer a security that is not registered and described in this Prospectus at the time of the effectiveness of the registration statement of which this Prospectus is a part.

We may sell the Common Shares on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which we will provide to you each time we offer Common Shares, will set forth the names of any underwriters, dealers or agents involved in the sale of the Common Shares, and any applicable fee, commission or discount arrangements with them.

Common Shares

We may offer Common Shares.  Holders of Common Shares are entitled to one vote per Common Share on all matters that require shareholder approval.  Holders of our Common Shares are entitled to dividends when and if declared by our Board of Directors.  Our Common Shares are described in greater detail in this Prospectus under “Description of Common Shares.”

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

RISK FACTORS AND UNCERTAINTIES

An investment in a mine service and an exploration stage mining company with a short history of operations such as ours involves an unusually high amount of risk, both unknown and known, present and potential, including, but not limited to the risks enumerated below.

Our failure to successfully address the risks and uncertainties described below would have a material adverse effect on our business, financial condition and/or results of operations, and the trading price of our common stock may decline and investors may lose all or part of their investment.  We cannot assure you that we will successfully address these risks or other unknown risks that may affect our business.

Estimates of mineralized material are forward-looking statements inherently subject to error. Although resource estimates require a high degree of assurance in the underlying data when the estimates are made, unforeseen events and uncontrollable factors can have significant adverse or positive impacts on the estimates. Actual results will inherently differ from estimates. The unforeseen events and uncontrollable factors include: geologic uncertainties including inherent sample variability, metal price fluctuations, variations in mining and processing parameters, and adverse changes in environmental or mining laws and regulations. The timing and effects of variances from estimated values cannot be accurately predicted.

Risks Associated With Mining and The Exploration Portion of Our Business

All of our properties are in the exploration stage. There is no assurance that we can establish the existence of any mineral reserve on any of our properties in commercially exploitable quantities. Until we can do so, we cannot earn any revenues from these properties and if we do not do so we will lose all of the funds that we expend on exploration. If we do not discover any mineral reserve in a commercially exploitable quantity, the exploration component of our business could fail.

We have not established that any of our mineral properties contain any mineral reserve according to recognized reserve guidelines, nor can there be any assurance that we will be able to do so.  A mineral reserve is defined by the Securities and Exchange Commission in its Industry Guide 7 (http://www.sec.gov/divisions/corpfin/forms/ industry.htm# ecguide7) as that part of a mineral deposit, which could be economically and legally extracted or produced at the time of the reserve determination. The probability of an individual prospect ever having a "reserve" that meets the requirements of the Securities and Exchange Commission's Industry Guide 7 is extremely remote; in all probability our mineral property does not contain any 'reserve' and any funds that we spend on exploration will probably be lost. Even if we do eventually discover a mineral reserve on one or more of our properties, there can be no assurance that they can be developed into producing mines and extract those minerals. Both mineral exploration and development involve a high degree of risk and few properties, which are explored, are ultimately developed into producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the mineral deposit, the proximity of the mineral deposit to infrastructure such as a smelter, roads and a point for shipping, government regulation and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral deposit unprofitable.

Mineral operations are subject to applicable law and government regulation. Even if we discover a mineral reserve in a commercially exploitable quantity, these laws and regulations could restrict or prohibit the exploitation of that mineral reserve. If we cannot exploit any mineral reserve that we might discover on our properties, our business may fail.

Both mineral exploration and extraction require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters.  Regarding our future ground disturbing activity on federal land, we will be required to obtain a permit from the US Forest Service or the Bureau of Land Management prior to commencing exploration.   There can be no assurance that we will be able to obtain or maintain any of the permits required for the continued exploration of our mineral properties or for the construction and operation of a mine on our properties at economically viable costs. If we cannot accomplish these objectives, our business could face difficulty and/or fail.

We believe that we are in compliance with all material laws and regulations that currently apply to our activities but there can be no assurance that we can continue to do so. Current laws and regulations could be amended and we might not be able to comply with them, as amended. Further, there can be no assurance that we will be able to obtain or maintain all permits necessary for our future operations, or that we will be able to obtain them on reasonable terms. To the extent such approvals are required and are not obtained, we may be delayed or prohibited from proceeding with planned exploration or development of our mineral properties.

Environmental hazards unknown to us, which have been caused by previous or existing owners or operators of the properties, may exist on the properties in which we hold an interest.  In past years we have been engaged in exploration in northern Idaho, which is currently the site of a Federal Superfund cleanup project. Although we are no longer involved in this or other areas at present, it is possible that environmental cleanup or other environmental restoration procedures could remain to be completed or mandated by law, causing unpredictable and unexpected liabilities to arise.  At the date of this Annual Report, we are not aware of any environmental issues or litigation relating to any of its current or former properties.

Future legislation and administrative changes to the mining laws could prevent us from exploring our properties.

New state and U.S. federal laws and regulations, amendments to existing laws and regulations, administrative interpretation of existing laws and regulations, or more stringent enforcement of existing laws and regulations, could have a material adverse impact on our ability to conduct exploration and mining activities.  Any change in the regulatory structure making it more expensive to engage in mining activities could cause us to cease operations.

If we establish the existence of a mineral reserve on any of our properties in a commercially exploitable quantity, we will require additional capital in order to develop the property into a producing mine. If we cannot raise this additional capital, we will not be able to exploit the reserve, and our business could fail.

If we do discover mineral reserves in commercially exploitable quantities on any of our properties, we will be required to expend substantial sums of money to establish the extent of the reserve, develop processes to extract it and develop extraction and processing facilities and infrastructure. Although we may derive substantial benefits from the discovery of a major deposit, there can be no assurance that such a resource will be large enough to justify commercial operations, nor can there be any assurance that we will be able to raise the funds required for development on a timely basis. If we cannot raise the necessary capital or complete the necessary facilities and infrastructure, our business may fail.

Mineral exploration and development is subject to extraordinary operating risks. We do not currently insure against these risks. In the event of a cave-in or similar occurrence, our liability may exceed our resources, which would have an adverse impact on our Company.

Mineral exploration, development and production involve many risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Our operations will be subject to all the hazards and risks inherent in the exploration, development and production of resources, including liability for pollution, cave-ins or similar hazards against which we cannot insure or against which we may elect not to insure. Any such event could result in work stoppages and damage to property, including damage to the environment. We do not currently maintain any insurance coverage against these operating hazards. The payment of any liabilities that arise from any such occurrence would have a material, adverse impact on our Company.

Estimates of mineralized material are subject to evaluation uncertainties that could result in project failure.

Our exploration and future mining operations, if any, are and would be faced with risks associated with being able to accurately predict the quantity and quality of mineralized material within the earth using statistical sampling techniques.  Estimates of any mineralized material on any of our properties would be made using samples obtained from appropriately placed trenches, test pits and underground workings and intelligently designed drilling.  There is an inherent variability of assays between check and duplicate samples taken adjacent to each other and between sampling points that cannot be reasonably eliminated.  Additionally, there also may be unknown geologic details that have not been identified or correctly appreciated at the current level of accumulated knowledge about our properties. This could result in uncertainties that cannot be reasonably eliminated from the process of estimating mineralized material. If these estimates were to prove to be unreliable, we could implement an exploitation plan that may not lead to commercially viable operations in the future.

Mineral prices are subject to dramatic and unpredictable fluctuations.

Other than from our drilling services subsidiaries, we expect to derive revenues, if any, from the eventual extraction and sale of precious and base metals such as gold, silver and copper. The price of those commodities has fluctuated widely in recent years, and is affected by numerous factors beyond our control including international, economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities and increased production due to new extraction developments and improved extraction and production methods. The effect of these factors on the price of base and precious metals, and, therefore, the economic viability of any of our exploration projects, cannot accurately be predicted.

The mining industry is highly competitive and there is no assurance that we will continue to be successful in acquiring mineral claims. If we cannot continue to acquire properties to explore for mineral resources, we may be required to reduce or cease exploration activity and/or operations.

The mineral exploration, development, and production industry is largely un-integrated. We compete with other exploration companies looking for mineral resource properties and the resources that can be produced from them. While we compete with other exploration companies in the effort to locate and license mineral resource properties, we do not compete with them for the removal or sales of mineral products from our properties if we should eventually discover the presence of them in quantities sufficient to make production economically feasible. Readily available markets exist worldwide for the sale of gold and other mineral products. Therefore, we will likely be able to sell any gold or mineral products that we identify and produce.

There are hundreds of public and private companies that are actively engaged in mineral exploration. Furthermore, since the mineral exploration sphere is so diverse and there are virtually no similar exploration companies with a revenue producing drilling subsidiary, it is quite difficult to identify specific primary competitors and make comparisons to our Company.  A representative sample of exploration companies that are similar to our Company in size, financial resources and primary objective include such publicly traded mineral exploration companies as Goldrich Mining Company (GRMC), General Moly, Inc. (GMO), Energold Drilling (EGD), Cabo Drilling (CBE), Klondex Mining (KDX) and Mines Management (MGN).

Many of our competitors have greater financial resources and technical facilities. Accordingly, we will attempt to compete primarily through the knowledge and experience of our management.  This competition could adversely affect our ability to acquire suitable prospects for exploration in the future. Accordingly, there can be no assurance that we will acquire any interest in additional mineral resource properties that might yield reserves or result in commercial mining operations.

Third parties may challenge our rights to our mineral properties or the agreements that permit us to explore our properties may expire if we fail to timely renew them and pay the required fees.

In connection with the acquisition of our mineral properties, we sometimes conduct only limited reviews of title and related matters, and obtain certain representations regarding ownership.  These limited reviews do not necessarily preclude third parties from challenging our title and, furthermore, our title may be defective.  Consequently, there can be no assurance that we hold good and marketable title to all of our mining concessions and mining claims.  If any of our concessions or claims were challenged, we could incur significant costs and lose valuable time in defending such a challenge.  These costs or an adverse ruling with regards to any challenge of our titles could have a material adverse affect on our financial position or results of operations.  There can be no assurance that any such disputes or challenges will be resolved in our favor.

We are not aware of challenges to the location or area of any of our mining claims. There is, however, no guarantee that title to the claims will not be challenged or impugned in the future.

Risks Related To Our Company

We have a limited operating history on which to base an evaluation of our business and prospects.

Although we have been in the business of exploring mineral resource properties since our incorporation in 1968, we were inactive for many years prior to our new management in January 2004. Since January 2004, we have not yet located any mineral reserve. As a result, we have not had any revenues from our exploration division, however we do have a drilling services wholly owned subsidiary which has generated revenues in past fiscal years and which we expect to generate revenues in the future. In addition, our operating history has been restricted to the acquisition and exploration of our mineral properties and this does not provide a meaningful basis for an evaluation of our prospects if we ever determine that we have a mineral reserve and commence the construction and operation of a mine. Other than through conventional and typical exploration methods and procedures, we have no additional way to evaluate the likelihood of whether our mineral properties contain any mineral reserve or, if they do, that they will be operated successfully. We anticipate that we will continue to incur operating costs without realizing any revenues (from exploration) during the period when we are exploring our properties.

During the fiscal year ending September 30, 2009, we (the parent company) had losses of $5,997,234 in connection with the maintenance and exploration of our mineral properties and the operation of our exploration business. We therefore expect to continue to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from mining operations and dispositions of our properties, we will not be able to earn profits or continue operations. At this early stage of our operation, we also expect to face the risks, uncertainties, expenses and difficulties frequently encountered by companies at the start up stage of their business development. We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition. There is no history upon which to base any assumption as to the likelihood that we will prove successful and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

Investors’ interests in our Company will be diluted and investors may suffer dilution in their net book value per share if we issue additional employee/director/consultant options or if we sell additional shares to finance our operations.

We have not generated revenue from exploration since the commencement of our exploration stage in January 2004. However our business model includes our revenue generating and wholly owned drilling services subsidiaries. In order to further expand our company and objectives above that provided through the anticipated revenues of our revenue producing subsidiaries, any additional growth and/or expanded exploration activity may need to be financed through sale of and issuance of additional shares. Furthermore, to finance any acquisition activity, should that activity be properly approved, and depending on the outcome of our exploration programs, we may also need to issue additional shares to finance future acquisitions, growth and/or additional exploration programs of any or all of our projects or to acquire additional properties. We may also in the future grant to some or all of our directors, officers, insiders, and key employees options to purchase our common shares as non-cash incentives. The issuance of any equity securities could, and the issuance of any additional shares will, cause our existing shareholders to experience dilution of their ownership interests.

If we issue additional shares or decide to enter into joint ventures with other parties in order to raise financing through the sale of equity securities, investors' interests in our Company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. As of the date of the filing of this Prospectus there are also outstanding 1,697,638 common share purchase warrants (exercisable into 1,697,638 shares of common stock), 5,288,165 options granted that are exercisable into 5,288,165 common shares, and debt convertible into 3,775,206 common shares. If all of these were exercised or converted, these would represent approximately 21% of our issued and outstanding shares. If all of these options are exercised and debt converted, and the underlying shares are issued, such issuance will cause a reduction in the proportionate ownership and voting power of all other shareholders. The dilution may result in a decline in the market price of our shares.

Recent market events and conditions, including disruptions in the U.S. and international credit markets and other financial systems and the deterioration of the U.S. and global economic conditions, could, among other things, impede access to capital or increase the cost of capital, which would have an adverse effect on our ability to fund our working capital and other capital requirements.

Throughout 2009, the U.S. credit markets have continued to experience serious disruption due to a deterioration in residential property values, defaults and delinquencies in the residential mortgage market (particularly, subprime and non-prime mortgages) and a decline in the credit quality of mortgage backed securities that occurred throughout 2008 and into 2009.  These conditions have continued to create a loss of confidence in the broader U.S. and global credit and financial markets and there remains a climate of greater volatility, less liquidity, widening of credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions.  Concerns about the general condition of the capital markets, financial instruments, banks, investment banks, insurers and other financial institutions continue to affect the broader credit markets and stock markets.  While there has been some improvement in recent months, we expect these conditions to persist into the near future.

These unprecedented disruptions in the current credit and financial markets have had a significant material adverse impact on a number of financial institutions and have limited access to capital and credit for many companies. These disruptions could, among other things, make it more difficult for us to obtain, or increase our cost of obtaining, capital and financing for our operations.  Our access to additional capital may not be available on terms acceptable to us or at all.

Dividend Record

We have no dividend record. We have not paid dividends on our common shares since incorporation and do not anticipate doing so in the foreseeable future.

Conflicts of Interest

Certain of our officers and directors may be or become associated with other businesses, including natural resource companies that acquire interests in mineral properties.   Such associations may give rise to conflicts of interest from time to time. Our directors are required by Delaware Corporation law to act honestly and in good faith with a view to our best interests and to disclose any interest, which they may have in any of our projects or opportunities. In general, if a conflict of interest arises at a meeting of the board of directors, any director in a conflict will disclose his interest and abstain from voting on such matter or, if he does vote, his vote will not be counted.

We have not adopted any separate formal corporate policy regarding conflicts of interest; however other corporate governance measures have been adopted, such as creating a directors’ audit committee requiring independent directors.  Additionally, our Code of Ethics does address areas of possible conflicts of interest.  As of the date of filing of this Prospectus, we had four independent directors on our board of directors (Jim Moore, Vance Thornsberry, Eric Klepfer and Robert Martinez).  In January 2008, we formed three committees to ensure our compliance with the requirements of the NYSE Amex.  We established an independent audit committee consisting of three independent directors, all of whom were determined to be “financially literate” and one of whom was designated as the “financial expert”.  We also formed a compensation committee and a corporate governance and nominating committee, both of which are comprised entirely of independent directors.  At this time, we feel that these committees and our Code of Ethics provide sufficient corporate governance for our purposes and will meet the specific requirements of the NYSE Amex.

Dependence on Key Management Employees

The nature of both sides of our business, our ability to continue our exploration and development activities and to develop a competitive edge in the marketplace depends, in large part, on our ability to attract and maintain qualified key management personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to attract and retain such personnel. Our development now and in the future will depend on the efforts of key management figures, such as Randal Hardy, Paul Dircksen, Craig Crowell, or Martin Lanphere. The loss of any of these key people could have a material adverse effect on our business. In this regard, we have attempted to reduce the risk associated with the loss of key personnel and have obtained directors and officers insurance coverage. In addition, we have expanded the provisions of our equity incentive plan so that we can provide incentives for our key personnel.

Certain Risks Associated with Operation of Our Wholly Owned Subsidiary, Timberline Drilling, Incorporated.

Our subsidiary derives all of its revenues from companies in the mining exploration and production industry, a historically cyclical industry.

Our subsidiary derives all its revenues from companies in the mining exploration and production industry, a historically cyclical industry. Any prolonged reduction in the overall level of exploration and development activities, can adversely impact our subsidiary in many ways by negatively affecting:

●	Its revenues, cash flows and profitability;
●	Its ability to maintain or increase our borrowing capacity;
●	Its ability to obtain additional capital to finance our business and make acquisitions, and the cost of that capital;
●	Its ability to retain skilled drilling personnel whom we would need in the event of an upturn in the demand for our services; and
●	the fair market value of its rig fleet.

Timberline Drilling may be unable to attract and retain qualified, skilled employees necessary to operate its business.

Timberline Drilling’s success depends in large part on its ability to attract and retain skilled and qualified personnel. The inability of Timberline Drilling officers and management to hire, train and retain a sufficient number of qualified employees could impair the ability to manage and maintain our business. Drilling and drilling related work requires skilled employees who can perform physically demanding work. Shortages of qualified personnel are occurring in this industry. As a result of the volatility of the drilling industry and the demanding nature of the work, potential employees may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive with ours. If Timberline Drilling should suffer any material loss of personnel to competitors or management is unable to employ additional or replacement personnel with the requisite level of training and experience to adequately operate its equipment, its operations could be materially and adversely affected. With a reduced pool of workers, it is possible that it will have to raise wage rates to attract workers from other fields and to retain its current employees. If Timberline Drilling is not able to increase its service rates to its customers to compensate for wage-rate increases, its profitability and other results of operations may be adversely affected.

Shortages in equipment and supplies could limit Timberline Drilling’s drilling operations and jeopardize its relations with customers.

The materials and supplies Timberline Drilling uses in its drilling operations include fuels to operate our drilling equipment, drilling mud, drill pipe, drill collars, drill bits and cement. Shortages in equipment supplies could limit its drilling operations and jeopardize its relations with customers. Timberline Drilling does not rely on a single source of supply for any of these items. From time to time there have been shortages of drilling equipment and supplies during periods of high demand, which we believe could reoccur. Shortages could result in increased prices for drilling equipment or supplies that Timberline Drilling may be unable to pass on to customers. In addition, during periods of shortages, the delivery times for equipment and supplies can be substantially longer. Any significant delays in its obtaining drilling equipment or supplies could limit drilling operations and jeopardize our relations with customers. In addition, shortages of drilling equipment or supplies could delay and adversely affect Timberline Drilling’s ability to obtain new contracts for its drills, which could negatively impact its revenues and profitability.

The mining services industry is a competitive industry.

Contract drilling is a highly competitive industry, where numerous competitors tender bids for contracts.  Timberline Drilling’s ongoing ability to continue to secure contracts at a profitable level cannot be assured.

Cyclical downturns in the mining industry could negatively impact Timberline Drilling’s business.

The most significant operating risk is the potential downturn in demand for minerals and metals which would directly impact the need for drilling services. To mitigate this risk the Timberline Drilling is exploiting its competitive advantage in underground drilling.

As the mining cycle lengthens and activity levels increase, the requirement for working capital, particularly accounts receivable and inventory, grows. Accounts receivable levels from junior mining companies typically increase. Junior mining companies are heavily dependent on the capital markets and any change in outlook of the mining sector, or lack of success of their exploration activities, can quickly affect their ability to carry on drilling programs. Timberline Drilling manages this risk by closely monitoring accounts receivable aging and the activity of junior mining companies in the capital markets. Deposits and letters of credit are required in some instances.

Levels of inventory increase from increased revenue activity and, potentially, an increase in activity in remote locations. In the event of a sudden downturn Timberline Drilling may be exposed to inventory carrying costs and possible obsolescence. Furthermore it may be difficult and costly to relocate this inventory to other regions. In order to minimize exposure to this risk, Timberline Drilling works closely with its customers to anticipate and plan for scheduled reductions in their drilling programs.

Timberline Drilling’s operations in foreign countries expose us to a variety of political and business risks.

Timberline Drilling has expanded its operations outside of North America into Mexico. With this comes the risk of dealing in a variety of business and political jurisdictions. The risks include, but are not limited to, political instability and violence, terrorism, military repression, extreme fluctuations in currency exchange rates, labor unrest, changing fiscal regions, changes to royalty and tax regions, uncertainty regarding enforceability of contractual rights and judgments, and high rates of inflation. Changes in resource development or investment policies or shifts in political attitude in Mexico may adversely affect our business. Operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety. The effect of these factors cannot be predicted.

The availability of an adequate workforce cannot be guaranteed and may affect our ability to timely and profitably fulfill our contracts.

From time to time our industry has experienced a shortage of qualified drillers. The industry has gone through downturns that saw many qualified drillers move to other industries. The demand for similar skilled workers in the mining, oil and gas and construction industries also adds to the shortage of qualified people for the drilling services business.

Timberline Drilling has implemented a number of initiatives to retain existing employees and attract new employees, but cannot guarantee that an adequate workforce will be available in the future to meet Timberline Drilling’s needs.

Reliance on key accounts.

Timberline Drilling has a few accounts that make up a significant portion of overall revenue and gross profits. When a contract expires or is terminated there is no guarantee that Timberline Drilling has sufficient replacement contracts. Timberline Drilling continues to work with its existing client base and is actively pursuing new clients in order to minimize exposure in this area.

Fluctuations in business costs may affect the profitability of long term contracts.

Timberline Drilling may enter into long term contracts with customers at fixed prices. Timberline Drilling’s expenses may vary significantly over a contract period due to fluctuations in the cost of labor, materials and equipment, consequently creating variations in the profitability of these contracts with fixed prices. Timberline Drilling mitigates this risk by anticipating an escalation in costs when bidding on projects or providing for cost escalation in the contract. However, significant price fluctuations without warning could negatively impact Timberline Drilling’s margins.

Extreme weather conditions in certain areas in which Timberline Drilling operates could impact its operations.

Timberline Drilling has operations in the western United States that are subject to extreme weather conditions which can have a significant impact on its operations. In addition, natural and other disasters could have an adverse impact on Timberline Drilling’s operations.

Currency fluctuations.

The majority of Timberline Drilling’s business is conducted in United States dollars. Timberline Drilling has operations in Mexico and Timberline Drilling at times may receive payments in foreign currency. In order to reduce its exposure to foreign exchange risks Timberline Drilling contracts in U.S. dollars. This may negatively impact a project’s profitability due to currency exchange volatility. Margin performance however is less affected by currency fluctuations as a large portion of costs are typically in the same currency as revenues.

We have been assessed a late filing penalty for unpaid payroll taxes in Timberline Drilling for the non-payment or late payment of payroll taxes from the period of October 1, 2007 through May 15, 2008.

We have received notice from the Internal Revenue Service (“IRS”) that Timberline Drilling has been assessed late filing penalties for payroll taxes not paid on a timely basis during the period from October 1, 2007 through May 15, 2008.  We have confirmed that the IRS has now assessed all penalties for the late payment of payroll taxes for all quarterly periods prior to December 31, 2008 and no additional penalties will be assessed against Timberline Drilling relating to unpaid payroll taxes.  We have made timely payments on all payroll taxes since May 15, 2008 and have been paying down the unpaid balance of payroll taxes, penalties and interest by $50,000 per month from August 2008 through February 2009 and $10,000 per month from April through January 2010, with monthly payments to continue until the outstanding balance is repaid.

We have negotiated tacit approval to a payment plan with the IRS relating to the estimated $390,000 in interest and penalties owed by Timberline Drilling on the late payment and non-payment of payroll taxes.  Currently, Timberline Drilling’s assets are subject to a tax lien until all interest and penalties assessed by the IRS are satisfied.  If we fail to comply with the negotiated payment plan or is otherwise unable to pay the interest and penalties owed to the IRS, the IRS could force the sale of certain assets of Timberline Drilling to satisfy the interest and penalties due.

Risks Associated With Our Common Stock

Our stock price has been volatile and your investment in our common stock could suffer a decline in value.

Our shares of common stock are traded on the NYSE Amex.  The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include price fluctuations of precious metals, government regulations, disputes regarding mining claims, broad stock market fluctuations and economic conditions in the United States.

We may lose our listing on the NYSE Amex and your investment in our common stock could suffer a decline in value.

On February 13, 2009, we received a notice from the NYSE Amex indicating that we were not in compliance with Section 1003(a)(ii) of the NYSE Amex Company Guide (which we refer to as the “Company Guide”) due to our stockholders’ equity being less than $4,000,000 and our having losses from continuing operations and net losses in three of its four most recent fiscal years and Section 1003(a)(iii) of the Company Guide due to our stockholders’ equity being less than $6,000,000 and our having losses from continuing operations and net losses in its five most recent fiscal years. Therefore we have become subject to Section 1009 of the Company Guide regarding continued listing evaluations.

In order to maintain our NYSE Amex listing, we were required to submit a plan of compliance to the NYSE Amex by March 13, 2009 (which we refer to as the Plan), addressing how we intend to regain compliance with Sections 1003(a)(ii) and 1003(a)(iii) of the Company Guide within a maximum of 18 months (which we refer to as the Plan Period).  We filed the Plan with the NYSE Amex on March 13, 2009. The NYSE Amex Corporate Compliance Department management evaluated the Plan, and on May 4, 2009 we were informed that the Plan was accepted by the NYSE Amex and our Plan Period will end on August 13, 2010. Although the Plan was accepted and we are able to continue our listing during the Plan Period, we will be subject to periodic review to determine whether we are making progress consistent with the Plan. The Company has regained compliance with the continued listing standards of the NYSE Amex at December 31, 2009. However, the Company must maintain compliance with the continued listing standards for another full quarter before the NYSE Amex will consider the compliance plan period over.  Further, we must maintain compliance with the continued listing standards in the future or risk being subject to delisting procedures again.

We can provide no assurance that we will be able to meet all the requirements of the Plan during the Plan Period.  If we become subject to delisting proceedings and/or our common stock is delisted from the NYSE Amex our common stock could suffer from decreased liquidity and your investment in our common stock could decrease in value.

Because we may not pay any dividends on our common shares, investors seeking short-term dividend income or liquidity should not purchase our shares.

We do not currently anticipate declaring and paying dividends to our shareholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our working capital. Prospective investors seeking or needing dividend income or liquidity should, therefore, not purchase our common stock. While our wholly owned drilling subsidiary provides revenues, we currently have no revenues and a history of losses from our exploration activity, so there can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our shares, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors, who currently do not intend to pay any dividends on our common shares for the foreseeable future.

Shares Eligible for Sale Could Depress the Market for Common Stock

Of our issued and outstanding shares of common stock, a large majority of those shares are “restricted securities”. In general, Rule 144 of the Securities Act of 1933, as amended (which we refer to as the Securities Act), indicates that a person is entitled to sell restricted shares into the public market if at least six months has passed since the purchase of such shares from the issuer of an affiliate of an issuer, subject to the satisfaction of certain other conditions. A significant number of the “restricted” shares of our common stock outstanding were purchased more than six months ago. Accordingly, those shares are eligible for sale into the public market. Along with the registration statement to which this Prospectus relates, we have filed resale registration statements with the Securities and Exchange Commission on Form S-1/A that were declared effective on October 16, 2008 and August 7, 2009, respectively, both of which were amended by our post-effective amendment registration statement on Form S-3/A that was declared effective on January 8, 2010, as well as a registration statement on Form S-3 that was declared effective on August 24, 2009.  These registration statements cover a number of shares issued in private placements and underlying warrants from some of these placements. Sales of substantial amounts of those restricted or registered shares, or even the perception that such sales could occur, could adversely affect prevailing market prices of our common stock, and could impair our ability to raise capital through an offering of our equity securities.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information it files with the SEC.  This means that we can disclose important information to you by referring you to those documents.  Any information we reference in this manner is considered part of this Prospectus.  Information we file with the SEC after the date of this Prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this Prospectus.  Copies of the documents incorporated by reference in this Prospectus may be obtained on written or oral request without charge from our Secretary at 101 East Lakeside Avenue, Coeur d’Alene, Idaho 83814, Tel: (208) 664-4859

We incorporate by reference the documents listed below and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”) (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K) after the date of the initial filing of the registration statement on Form S-3 to which this Prospectus relates until the termination of the offering under this Prospectus.

(a)           Our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, as filed on December 8, 2009;

(b)           Our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2009, as filed on February 12, 2010;

(c)           Our Definitive Proxy Statement on Schedule 14A, as filed on January 25, 2010;

(d)           Our Current Reports on Form 8-K as filed October 1, 2009, October 9, 2009, November 25, 2009 and January 26, 2010;

(e)
The description of our common stock, $0.001 par value per share, which is contained in our Registration Statement on Form 8-A, filed on May 8, 2008, which incorporates by reference the description of our securities contained in our Registration Statement on Form 10-SB, filed with the Securities and Exchange Commission on September 29, 2005 (File No. 000-51549); and

(f)
all other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus but before the end of the offering of the Securities pursuant to this Prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated herein by reference contain “forward-looking-statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concern our anticipated results and developments in the our operations in future periods, planned exploration and, if warranted, development of its properties, plans related to its business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

●	risks related to our properties being in the exploration stage;
●	risks related our mineral operations being subject to government regulation;
●	risks related to our ability to obtain additional capital to develop our resources, if any;
●	risks related to mineral exploration and development activities;
●	risks related to our insurance coverage for operating risks;
●	risks related to the fluctuation of prices for precious and base metals, such as gold, silver and copper;
●	risks related to the competitive industry of mineral exploration;
●	risks related to our title and rights in our mineral properties;
●	risks related to our limited operating history;
●	risks related the possible dilution of our common stock from additional financing activities;
●	risks related to potential conflicts of interest with our management;
●	risks related to our subsidiaries activities; and
●	risks related to our shares of common stock.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the sections titled “Risk Factors and Uncertainties” of this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

We qualify all the forward-looking statements contained in this Prospectus by the foregoing cautionary statements.

USE OF PROCEEDS

Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of Common Shares will be used by us for acquisitions, exploration and development of existing or acquired mineral properties, working capital requirements, to repay indebtedness outstanding from time to time or for other general corporate purposes.  We may, from time to time, issue Common Shares or other securities otherwise than through the offering of Common Shares pursuant to this Prospectus.

DESCRIPTION OF COMMON SHARES

Common Shares

We are authorized to issue 100,000,000 shares of our common stock of which, as of February 22, 2010, 40,904,491 are issued and outstanding.  Our shares of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law the holders of shares of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy. Holders of shares of our common stock representing a majority of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares of common stock is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor.

Upon liquidation, dissolution or winding up, the holders of our shares of common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of shares of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of shares of our common stock have no pre-emptive rights or conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

We are authorized to issue up to 10,000,000 of shares of preferred stock of which, as of February 22, 2010, none was issued and outstanding.  The preferred stock may be divided into and issued in series.  Our Board of Directors is authorized to divide the authorized shares of preferred stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes.  Our Board of Directors is authorized, within the limitations prescribed by law and its Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of our securities.

Cash dividends

As of the date of this Prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our exploration activities.

PLAN OF DISTRIBUTION

General

We may offer and sell the Common Shares, separately or together: (a) to one or more underwriters or dealers; (b) through one or more agents; or (c) directly to one or more other purchasers. The Common Shares offered pursuant to any Prospectus Supplement may be sold from time to time in one or more transactions at: (i) a fixed price or prices, which may be changed from time to time; (ii) market prices prevailing at the time of sale; (iii) prices related to such prevailing market prices; or (iv) other negotiated prices.  We may only offer and sell the Common Shares pursuant to a Prospectus Supplement during the period that this Prospectus, including any amendments hereto, remains effective.  The Prospectus Supplement for any of the Common Shares being offered thereby will set forth the terms of the offering of such Common Shares, including the type of Security being offered, the name or names of any underwriters, dealers or agents, the purchase price of such Common Shares, the proceeds to us from such sale, any underwriting commissions or discounts and other items constituting underwriters’ compensation and any discounts or concessions allowed or re-allowed or paid to dealers.  Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Common Shares offered thereby.

By Underwriters

If underwriters are used in the sale, the Common Shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of underwriters to purchase the Common Shares will be subject to certain conditions, but the underwriters will be obligated to purchase all of the Common Shares offered by the Prospectus Supplement if any of such Common Shares are purchased.  We may offer the Common Shares to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate.  We may agree to pay the underwriters a fee or commission for various services relating to the offering of any Common Shares.  Any such fee or commission will be paid out of our general corporate funds.  We may use underwriters with whom it has a material relationship.  We will describe in the Prospectus Supplement, naming the underwriter, the nature of any such relationship.

By Dealers

If dealers are used, and if so specified in the applicable Prospectus Supplement, we will sell such Common Shares to the dealers as principals.  The dealers may then resell such Common Shares to the public at varying prices to be determined by such dealers at the time of resale.  Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.  We will set forth the names of the dealers and the terms of the transaction in the applicable Prospectus Supplement.

By Agents

The Common Shares may also be sold through agents designated by us.  Any agent involved will be named, and any fees or commissions payable by us to such agent will be set forth, in the applicable Prospectus Supplement.  Any such fees or commissions will be paid out of our general corporate funds.  Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Direct Sales

Common Shares may also be sold directly by us at such prices and upon such terms as agreed to by us and the purchaser.  In this case, no underwriters, dealers or agents would be involved in the offering.

General Information

Underwriters, dealers and agents that participate in the distribution of the Common Shares offered by this Prospectus may be deemed underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

Underwriters, dealers or agents who participate in the distribution of Common Shares may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under

United States securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.  Such underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this Prospectus to third parties in privately negotiated transactions. If the applicable Prospectus Supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this Prospectus and the applicable Prospectus Supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be identified in the applicable Prospectus Supplement.

One or more firms, referred to as “remarketing firms,” may also offer or sell the Common Shares, if the Prospectus Supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the Common Shares in accordance with the terms of the Common Shares. The Prospectus Supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the Common Shares they remarket.

In connection with any offering of Common Shares, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Common Shares offered at a level above that which might otherwise prevail in the open market.  Such transactions may be commenced, interrupted or discontinued at any time.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of certain U.S. federal income tax considerations related to the acquisition, ownership and disposition of Common Shares acquired pursuant to this Prospectus.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential United States federal income tax consequences related to the acquisition, ownership and disposition of Common Shares.  In addition, this summary does not take into account the individual facts and circumstances of any particular holder that may affect the United States federal income tax consequences to such holder.  Accordingly, this summary is not intended to be, and should not be construed as, legal or United States federal income tax advice with respect to any holder.  Each holder should consult its own tax advisor regarding the United States federal, state and local, and foreign tax consequences related to the acquisition, ownership and disposition of Common Shares.

No legal opinion from United States legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the United States federal income tax consequences related to the acquisition, ownership and disposition of Common Shares.  This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, and United States court decisions that are applicable and, in each case, as in effect and available, as of the date of this Prospectus.  Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis.  This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U.S. Holders

As used in this summary, the term "U.S. Holder" means a beneficial owner of Common Shares acquired pursuant to this Prospectus that is for U.S. federal income tax purposes: an individual who is a citizen or resident of the U.S.; a corporation (or other entity taxable as a corporation) organized under the laws of the U.S., any state thereof or the District of Columbia; an estate whose income is subject to U.S. federal income taxation regardless of its source; or a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Non-U.S. Holders

The term “Non-U.S. Holder” means any beneficial owner of Common Shares acquired pursuant to this Prospectus that is neither a U.S. Holder nor a partnership nor other entity or arrangement treated as a partnership for U.S. federal income tax purposes.  A Non-U.S. Holder should review the discussion under the heading “U.S. Federal Income Tax Consequences to Non-U.S. Holders of the Acquisition, Ownership and Disposition of Common Shares” below for more information.

U.S. Holders Subject to Special United States Federal Income Tax Rules Not Addressed

This summary deals only with persons or entities who hold our Common Shares as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code")(generally property held for investment purposes).  This summary does not address all aspects of U.S. federal income taxation that may be applicable to holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax law, such as (without limitation):  banks, insurance companies, and other financial institutions; dealers in securities or foreign currencies; regulated investment companies; traders in securities that mark to market; U.S. expatriates or former long-term residents of the U.S.; persons holding Common Shares as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment; persons holding Common Shares as a result of a constructive sale; or entities that acquire Common Shares that are treated as partnerships for U.S. federal income tax purposes and investors (i.e., partners) in such partnerships.  Holders that are subject to special provisions under the Code, including holders described immediately above, should consult their own tax advisor regarding the United States federal, state and local, and foreign tax consequences arising from and relating to the acquisition, ownership and disposition of Common Shares.

If an entity treated as a partnership holds our Common Shares, the tax treatment of the partners and the partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Common Shares you should consult your own tax advisor.

Tax Consequences Not Addressed

This summary does not address the United States state and local, United States federal estate and gift, United States federal alternative minimum tax, or foreign tax consequences to holders of the acquisition, ownership, and disposition of Common Shares.  Each holder should consult its own tax advisor regarding the United States state and local, United States federal estate and gift, United States federal alternative minimum tax, and foreign tax consequences of the acquisition, ownership, and disposition of Common Shares.

U.S. Federal Income Tax Consequences to U.S. Holders of the Acquisition, Ownership and Disposition of Common Shares

Distributions

Distributions made on our Common Shares generally will be included in a U.S. Holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits (determined under U.S. federal income tax principles) as of the end of our taxable year in which the distribution occurs.  However, with respect to dividends received by certain non-corporate U.S. Holders (including individuals), for taxable years beginning before January 1, 2011, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period requirements are satisfied.  Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. Holder’s adjusted tax basis in the Common Shares and thereafter as capital gain from the sale or exchange of such Common Shares.  Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, Certain Redemptions or Other Taxable Dispositions of Common Shares

Upon the sale, certain qualifying redemptions, or other taxable disposition of our Common Shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in the Common Shares.  Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period in the Common Shares is more than one year at the time of the taxable disposition.  Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) will generally be subject to a maximum U.S. federal income tax rate of 15%, which rate is currently scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011.  Deductions for capital losses are subject to complex limitations under the Code.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends on our Common Shares and to the proceeds of a sale of Common Shares paid to a U.S. Holder unless the U.S. Holder is an exempt recipient (such as a corporation).  A backup withholding tax will apply to those payments if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. Holder is notified by the IRS that it has failed to report in full payments of interest and dividend income.  Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished in a timely manner to the IRS.

U.S. Federal Income Tax Consequences to Non-U.S. Holders of the Acquisition, Ownership and Disposition of Common Shares

Dividends

Distributions on our Common Shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current and accumulated earnings and profits, as determined under U.S. federal income tax principles.  To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our Common Shares, but not below zero, and then will be treated as gain from the sale of stock, which will be taxable according to rules discussed under the heading “Sale or Exchange of Common Shares,” below.  Any dividends paid to a Non-U.S. Holder with respect to our Common Shares generally will be subject to withholding tax at a 30% gross rate, subject to any exemption or lower rate under an applicable treaty if the Non-U.S. Holder provides us with a properly executed IRS Form W-8BEN, unless the Non-U.S. Holder provides us with a properly executed IRS Form W-8ECI (or other applicable form) relating to income effectively connected with the conduct of a trade or business within the U.S.

Dividends that are effectively connected with the conduct of a trade or business within the U.S. and includible in the Non-U.S. Holder’s gross income are not subject to the withholding tax (assuming proper certification and disclosure), but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates.  Any such effectively connected income received by a non-U.S. corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of Common Shares who wishes to claim the benefit of an applicable treaty rate or exemption is required to satisfy certain certification and other requirements.  If a Non-U.S. Holder is eligible for an exemption from or a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale or Other Taxable Disposition of Common Shares

In general, a Non-U.S. Holder of Common Shares will not be subject to U.S. federal income tax on gain recognized from a sale, exchange, or other taxable disposition of such Common Shares, unless:

●
the gain is effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder (and, where an income tax treaty applies, is attributable to U.S. permanent establishment of the Non-U.S. Holder), in which case the Non-U.S. Holder will be subject to tax on the net gain from the sale at regular graduated U.S. federal income tax rates, and if the Non-U.S. Holder is a corporation may be subject to U.S. branch profits tax, as described below;

●
the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a 30% tax on the gain from the sale, which may be offset by U.S. source capital losses; or

●
the Company is or has been a “U.S. real property holding corporation” ("USRPHC") for U.S. federal income tax purposes at any time during the shorter of the Non-U.S. Holder’s holding period or the 5-year period ending on the date of disposition of shares; provided, that as long as our shares of Common Shares are regularly traded on an established securities market (the “Regularly Traded Exception”), a Non-U.S. Holder would not be subject to taxation under this rule unless the Non-U.S. Holder has owned more than 5% of our shares at any time during such 5-year or shorter period (“a 5% Shareholder”).  Certain attribution rules apply in determining ownership for this purpose.  We believe that we are currently, have been during one or more of the past 5 years, and may be in one or more future years, a USRPHC for U.S. federal income tax purposes.  Non-U.S. Holders should be aware that there can be no assurance that the Common Shares will meet the Regularly Traded Exception at the time a Non-U.S. Holder purchases Common Shares or sells, exchanges or otherwise disposes of such Common Share.  Non-U.S. Holders are urged to consult with their own tax advisors regarding the consequences if we have been, are or will be a USRPHC.

If a Non-U.S. Holder is an individual described in the first bullet point above, he or she will be subject to tax on the net gain derived from the sale or other taxable disposition of our Common Shares under regular graduated U.S.

federal income tax rates.  If a Non-U.S. Holder is a non-U.S. corporation described in the first bullet point above, it will be subject to tax on its net gain from such a sale or other taxable disposition generally in the same manner as if it were a U.S. person as defined under the Code and, in addition, it may be subject to the branch profits tax at a gross rate equal to 30% of its effectively connected earnings and profits for that taxable year, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.  If a Non-U.S. Holder is an individual described in the second bullet point above, such holder will be subject to tax at a rate of 30% (or subject to any exemption or lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale or other taxable disposition of our Common Shares even though such holder is not considered a resident of the U.S.  The amount of such gain may be offset by the Non-U.S. Holder’s U.S. source capital losses.  If we are a USRPHC, a Non-U.S. Holder will be taxed as if the gain or loss were effectively connected with the conduct of a trade or business as described above in “Distributions on Shares” in the event that (i) such holder is a 5% Shareholder, or (ii) the Regularly Traded Exception is not satisfied during the relevant period.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to Non-U.S. Holders the amount of dividends paid on our Common Shares to Non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments of dividends that we make, provided we receive a statement meeting certain requirements to the effect that the Non-U.S. Holder is not a U.S. person and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient.  The requirements for the statement will be met if (1) the Non-U.S. Holder provides it’s name, address and U.S. taxpayer identification number, if any, and certifies, under penalty of perjury, that it is not a U.S. person (which certification may be made on IRS Form W-8BEN) or (2) a financial institution holding the instrument on behalf of the Non-U.S. Holder certifies, under penalty of perjury, that such statement has been received by it and furnishes us or our paying agent with a copy of the statement.  In addition, a Non-U.S. Holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of a sale of our Common Shares within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and we do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient, or the Non-U.S. Holder otherwise establishes an exemption.  Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished in a timely manner to the IRS.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

TRANSFER AGENT AND REGISTRAR

Our registrar and transfer agent for our common shares is Corporate Stock Transfer, Inc. located at 3200 Cherry Creek Dr. South, Suite 430, Denver, Colorado 80209.

LEGAL MATTERS

The law firm of Dorsey & Whitney LLP has acted as our counsel by providing an opinion on the validity of the Common Shares offered in this Prospectus and applicable Prospectus Supplements and counsel named in the applicable Prospectus Supplement will pass upon legal matters for any underwriters, dealers or agents.  Certain legal matters related to the Common Shares offered by this Prospectus will be passed upon on our behalf by Dorsey & Whitney LLP, with respect to matters of Delaware law.

EXPERTS

Our consolidated financial statements as of, and for the years ended, September 30, 2009 and 2008 have been incorporated by reference herein in reliance upon the report of DeCoria, Maichel & Teague P.S., independent registered public accounting firm, given upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.

This Prospectus is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement.  Whenever a reference is made in this Prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.  You may call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.   You may also read and copy any document we file with the SEC at the SEC’s public reference rooms at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549

PROSPECTUS SUPPLEMENT

TIMBERLINE RESOURCES CORPORATION

5,263,158 Shares of Common Stock

February 25, 2011